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                                                                 EXECUTION COPY
                            STOCK PURCHASE AGREEMENT

                                  by and among

                             TRAMMELL CROW COMPANY,

                             TOOLEY & COMPANY, INC.

                               BCB HOLDINGS, LLC

                                      and

                     THE FORMER STOCKHOLDERS NAMED HEREIN

                                   DATED AS OF

                                 MARCH 16, 1998

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                            STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of March 16, 1998 (the "Effective Date"), by and among Tooley & Company, Inc., a California corporation (the "Company"), BCB Holdings, LLC, a Delaware limited liability company ("Seller"), William L. Tooley ("X") and Craig Ruth ("Y" and collectively with X, the "Former Stockholders") and Trammell Crow Company, a Delaware corporation ("Buyer").

                                R E C I T A L S :

     A. Seller owns as of the Effective Date all of the issued and outstanding Common Stock of the Company, par value $1.00 per share, (the "Company Common Stock"), representing all of the issued and outstanding capital stock of the Company (collectively, the "Shares"), as of the Effective Date, free and clear of all Liens.

     B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Shares in consideration of the Purchase Price (hereinafter defined), upon the terms and subject to the conditions set forth herein.

                                A G R E E M E N T S

     NOW, THEREFORE, in consideration of the respective representations, warranties, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                  ARTICLE 1

                                DEFINED TERMS

     1.1 DEFINED TERMS. The following terms shall have the following meanings in this Agreement:


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          "ACCOUNTS RECEIVABLE" means all of Company's accounts receivable as would be classified as an account receivable on the asset side of a balance sheet of the Company prepared in accordance with GAAP.

          "ACQUISITION COSTS" means, collectively, the Trophy Acquisition Costs and the Sapphire Acquisition Costs.

          "ACTUAL AR POST-DEVELOPMENT EBITDA" has the meaning set forth in
Section 2.9(a)(ii)(C).

          "ACTUAL AR POST-DEVELOPMENT EBITDA PRODUCT" means the product obtained when the amount of the Actual AR Post-Development EBITDA is multiplied by a number equal to FOUR AND ONE-HALF (4.5).

          "ACTUAL AR PRE-DEVELOPMENT EBITDA" has the meaning set forth in
Section 2.9(a)(iii).

          "ADDITIONAL CONSIDERATION" has the meaning set forth in Section 2.9.

          "ADJUSTED PRECLOSING SALES INCOME" has the meaning set forth in
Section 2.13(c).

          "ADJUSTMENT" has the meaning set forth in Section 2.7.

          "AFFILIATE" means, with respect to any person, any other person controlling, controlled by or under common control with such person. For purposes of this definition and this Agreement, the term "control" (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person.

          "AGGREGATE PROJECTS NOI" means the aggregate NOI to the Company resulting from management, leasing, tenant improvement and development fees generated by the Projects, but shall exclude any reimbursement received by the Company to offset fees or expenses paid by the Company in connection with any Project.

          "ALPHABET REDEVELOPMENT" has the meaning set forth on SCHEDULE 1.

          "APPLICABLE LAWS" means all laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions, and writs of any Governmental Entity having jurisdiction over the Company or the Business, as they may be in effect at or prior to the Closing.

          "AR MANAGEMENT AGREEMENT" has the meaning set forth in Section 2.9(a)(ii).

          "AR POST-DEVELOPMENT BUDGET" has the meaning set forth in Section 2.9(a)(ii)(A).

          "AR POST-DEVELOPMENT BUDGET ADVANCE" has the meaning set forth in
Section 2.9(a)(ii)(B).


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          "AR POST-DEVELOPMENT MEASUREMENT DATE" means the first anniversary of the first day of the month immediately following the month during which the redevelopment of Alphabet Redevelopment has been completed.

          "AR POST-DEVELOPMENT MEASUREMENT PERIOD" means the period beginning on the AR Post-Development Measurement Date and ending on the first anniversary of the AR Post-Development Measurement Date.

          "AR PRE-DEVELOPMENT MEASUREMENT DATE" means the first anniversary of the first day of the month immediately following the month during which the Company has begun performance of fee generating services under the AR Management Agreement.

          "AR PRE-DEVELOPMENT MEASUREMENT PERIOD" means the period beginning on the AR Pre-Development Measurement Date and ending on the first anniversary of the AR Pre-Development Measurement Date.

          "ARTICLES OF INCORPORATION" means those certain Articles of Incorporation of the Company filed with the Secretary of State of California, as amended to date.

          "AUDITED FINANCIAL STATEMENTS" has the meaning set forth in Section 3.1(e)(i).

          "BALANCE SHEET" has the meaning set forth in Section 3.1(e)(i).

          "BALANCE SHEET DATE" has the meaning set forth in Section 3.1(e)(ii).

          "BENEFIT PROGRAM OR AGREEMENT" has the meaning set forth in Section 3.1(q)(i).

          "BUSINESS" means the Company's business of providing commercial property leasing, management, brokerage, development and tenant improvement construction supervision services.

          "BUSINESS DAY" means any day other than (i) a Saturday or Sunday or
(ii) a day on which commercial banks in New York, New York, Dallas, Texas or Los Angeles, California are authorized or required to be closed.

          "BUYER" has the meaning set forth in the first paragraph of this Agreement and includes its permitted successors and assigns.

          "BUYER INDEMNIFIED COSTS" means (i) all Buyer Indemnified Representation Costs; (ii) all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that arise out of any breach by the Company of any of the covenants or agreements (other than breaches of covenants to be performed by the Company after the Closing) of the Company under this Agreement or any other Transaction Document executed in connection herewith; (iii) all Buyer Indemnified Transferred Asset Costs; (iv) all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable legal fees and


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expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs that arise out of the matters disclosed on SCHEDULE 3.1(o); and (v) all Buyer Indemnified Savings Costs; provided, however, that to the extent that the Company or Buyer, as the case may be, receives any amounts with respect to any matters listed in items (i) through (v) above pursuant to any insurance policy for the benefit of Buyer or the Company, the amounts so received shall not be deemed "Buyer Indemnified Costs" for purposes of this Agreement.

          "BUYER INDEMNIFIED FORMER STOCKHOLDER COSTS" means, with respect to any Former Stockholder, all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that arise out of any breach or default by such Former Stockholder of or under any of its representations, warranties, covenants or agreements under this Agreement or any of the other Transaction Documents.

          "BUYER INDEMNIFIED PARTIES" means Buyer and each officer, director, employee, stockholder and Affiliate of Buyer. After the Closing, the Company shall be deemed to be a Buyer Indemnified Party.

          "BUYER INDEMNIFIED REPRESENTATION COSTS" means any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that arise out of any breach or default by the Company of any of its representations or warranties under this Agreement or any agreement or document executed in connection herewith.

          "BUYER INDEMNIFIED SAVINGS COSTS" means all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs that arise out of the Buyer Indemnified Savings Matters from and after the Effective Date.

          "BUYER INDEMNIFIED SAVINGS MATTERS" means the matters described on EXHIBIT A attached hereto.

          "BUYER INDEMNIFIED SELLER COSTS" means all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that arise out of any breach or default by Seller of or under any of its representations, warranties, covenants or agreements under this Agreement or any of the other Transaction Documents.

          "BUYER INDEMNIFIED TRANSFERRED ASSET COSTS" means (i) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any


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litigation or proceeding) that any of the Buyer Indemnified Parties incurs as a result of the ownership of the Transferred Assets or the operation of the Transferred Assets by the Company, Seller or the Former Stockholders, without regard to whether the circumstances giving rise to such liability occur prior to or following the Closing, and (ii) any and all Taxes and other out-of-pocket costs payable by the Company as a result of the transfer of the Transferred Assets to Seller or the Former Stockholders as contemplated in
Section 4.1, but excluding any Taxes or Tax liability with respect to the Transferred Assets included in the definition of Debt.

          "CASH BONUS AMOUNT" has the meaning set forth in Section 2.12.

          "CASH BONUSES" has the meaning set forth in Section 2.12.

          "CASH PURCHASE PRICE" has the meaning set forth in Section 2.2.

          "CERCLA" has the meaning set forth in the definition of Environmental Laws contained in this Section 1.1.

          "CERCLIS" has the meaning set forth in Section 3.1(n)(vi).

          "CLOSING" means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Article 7.

          "CLOSING BALANCE SHEET" has the meaning set forth in Section 2.5(a).

          "CLOSING BONUSES" has the meaning set forth in Section 2.13(a).

          "CODE" shall mean the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

          "COMMONLY CONTROLLED ENTITY" has the meaning set forth in Section 3.1(q)(iii).

          "COMPANY" has the meaning set forth in the first paragraph of this Agreement.

          "COMPANY COMMON STOCK" has the meaning set forth in the recitals.

          "COMPANY TRANSACTION COSTS" means the aggregate amount of all legal, accounting, advisory, broker or finders fees (and all related costs and expenses) of the Company incurred in connection with this Agreement or the transactions contemplated hereby (whether incurred on behalf of the Company, on behalf of Seller or on behalf of any Former Stockholder, to the extent such fees, costs and expenses have not been paid by the Company before the Effective
Date).

          "CONTINGENT CONSIDERATION" means the payments Buyer is obligated to make pursuant to Sections 2.8(a), 2.8(b) and 2.8(c).


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          "CONTINGENT CONSIDERATION AMOUNT" shall mean an amount equal to
          $3,000,000.

          "CONTINGENT CONSIDERATION ESCROW AGREEMENT" means the Contingent Consideration Escrow Agreement among Buyer, the Seller Representative and the Escrow Agent substantially in the form attached hereto as EXHIBIT B.

          "CONTINGENT CONSIDERATION LETTER OF CREDIT" means (a) during any period in which the Original Contingent Consideration Letter of Credit is held under the Contingent Consideration Escrow Agreement, the Original Contingent Consideration Letter of Credit, and (b) during any period in which a substitute letter of credit is held under the Contingent Consideration Escrow Agreement as described in Section 2.8(e) or otherwise in compliance with the terms of the Contingent Consideration Escrow Agreement, such substitute letter of credit.

          "CONTRACTS" means all agreements, contracts, or other binding commitments, arrangements or plans, written or oral (including any amendments and other modifications thereto), to which the Company is a party or is otherwise bound.

          "DEBT", without duplication, means (a) all indebtedness (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, (b) all deferred indebtedness of the Company for the payment of the purchase price of property or assets purchased, (c) any outstanding reimbursement obligation of the Company with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Company, (d) any payment obligation of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (e) all indebtedness for borrowed money secured by any Lien existing on property owned by the Company, whether or not indebtedness secured thereby shall have been assumed, (f) all guaranties, endorsements, assumptions and other contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others, and (g) all premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the consummation of the transactions contemplated by this Agreement regardless if any of such are actually paid. Notwithstanding the foregoing, as used in this Agreement, Debt will not include any liabilities to the extent that such liabilities are considered in the calculation of Estimated Working Capital.

          "DELIVERING PARTY" has the meaning set forth in Section 2.10.

          "DISALLOWED RECEIVABLES" means Accounts Receivable of the Company that arise from transactions occurring on or before the date that is the 60th day before the Effective Date.

          "EBITDA" means earnings before interest expense, taxes, depreciation and amortization; provided, however, that no corporate overhead or burden of the Buyer or its national or local operations will be included in the calculation of EBITDA for any Project unless there is additional corporate overhead or burden created by such Projects, in which event a


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deduction for such additional overhead or burden shall be included in the calculation of EBITDA for such Project.

          "EFFECTIVE DATE" means the date of this Agreement, which is also the date of Closing.

          "EMPLOYEES" means all individuals as to whom an employer-employee relationship with the Company exists as of the Effective Date.

          "EMPLOYMENT AGREEMENTS" means the collective reference to the Employment Agreements entered into by the Buyer and X, Y and Z, respectively, as of the date hereof.

          "ENVIRONMENTAL COSTS OR LIABILITIES" has the meaning set forth in
Section 3.1(n)(iv).

          "ENVIRONMENTAL LAWS" means the following Applicable Laws pertaining to the protection of the environment, natural resources, public or employee health and safety: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Section 9601 ET SEQ.) ("CERCLA"), the Emergency Planning and Community Right to Know Act, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act of 1970, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act, and any similar or analogous statutes, regulations and decisional law of any Governmental Entity, as each of the foregoing may be amended and in effect at or prior to the Closing.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERRONEOUS PARTY" has the meaning set forth in Section 2.5(b).

          "ESCROW AGENT" means Norwest Bank Texas, N.A., and includes its successors and assigns.

          "ESCROW AGREEMENTS" shall mean the collective reference to the Indemnification Escrow Agreement and the Contingent Consideration Escrow Agreement.

          "ESTIMATED WORKING CAPITAL" has the meaning set forth in
Section 2.5(a).

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "EXHIBITS" means the exhibits attached to this Agreement.

          "EXTRAORDINARY PAYMENTS" means payments or other distributions required to be made, pursuant to any oral or written contracts or other agreements, to any directors, officers, Employees or agents of the Company as a result of the transactions contemplated by the


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Transaction Documents, including all severance payments, termination payments or other amounts payable (including, without limitation, the estimated costs of benefits required to be provided) under the terms of any employment agreement (whether such payments or other distributions are paid on or before the Effective Date or are payable on or after the Effective Date).

          "FINAL BALANCE SHEET" has the meaning set forth in Section 2.5(b).

          "FINAL CONTINGENT CONSIDERATION QUARTER" means the calendar quarter in which it is determined that Buyer is required to pay an amount of Contingent Consideration to the Seller Representative which, when added to the amounts previously paid by Buyer to the Seller Representative pursuant to Section 2.8, if any, equals the Contingent Consideration Amount.

          "FINAL DETERMINATION" shall be deemed to occur when (i) there is a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final (i.e. all allowable appeals have been exhausted by either party to the action) and (ii) the time for instituting a claim has expired, or if a claim was timely filed, the time for instituting suit with respect thereto has expired.

          "FINAL SAPPHIRE LTI EBITDA" shall mean the actual EBITDA from leasing and tenant improvement fees under the Sapphire Management Agreement for the Initial Sapphire Measurement Period.

          "FINAL SAPPHIRE LTI EBITDA PRODUCT" means the product obtained when the amount of the Final Sapphire LTI EBITDA is multiplied by a number equal to FOUR AND ONE-HALF (4.5).

          "FINAL SAPPHIRE MEASUREMENT DATE" means the third anniversary of the Initial Sapphire Measurement Date.

          "FINAL SAPPHIRE MEASUREMENT PERIOD" means the period beginning on the Initial Sapphire Measurement Date and ending on the Final Sapphire Measurement Date.

          "FINAL TROPHY LTI EBITDA" shall mean the actual EBITDA from leasing and tenant improvement fees under the Trophy Management Agreement for the Initial Trophy Measurement Period.

          "FINAL TROPHY LTI EBITDA PRODUCT" means the product obtained when the amount of the Final Trophy LTI EBITDA is multiplied by a number equal to FOUR AND ONE-HALF (4.5).

          "FINAL TROPHY MEASUREMENT DATE" means the third anniversary of the Initial Trophy Measurement Date.

          "FINAL TROPHY MEASUREMENT PERIOD" means the period beginning on the Initial Trophy Measurement Date and ending on the Final Trophy Measurement Date.


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          "FINAL WORKING CAPITAL" has the meaning set forth in Section 2.5(b).

          "FINANCIAL STATEMENTS"has the meaning set forth in Section 3.1(e)(i).

          "FIRST YEAR EXCESS PAID CLAIMS AMOUNT" has the meaning set forth in
Section 8.6(e).

          "FORMER EMPLOYEES" means all individuals as to whom an employer-employee relationship with the Company existed prior to the Effective Date, but does not exist on the Effective Date, who remain entitled to benefits under any applicable welfare or benefit plan or program.

          "FORMER STOCKHOLDERS" has the meaning set forth in the first paragraph of this Agreement.

          "GAAP" means accrual accounting using generally accepted accounting principles in the United States.

          "GOVERNMENTAL ENTITY" means any governmental department, commission, board, bureau, agency, court or other instrumentality of the United States or any state, county, parish or municipality, jurisdiction, or other political subdivision thereof.

          "HAZARDOUS SUBSTANCES" has the meaning set forth in
Section 3.1(n)(iv).

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "INCAPACITATED FORMER STOCKHOLDER" has the meaning set forth in
Section 2.11.

          "INDEMNIFICATION ESCROW AGREEMENT" means the Indemnification Escrow Agreement among Buyer, the Seller Representative and the Escrow Agent substantially in the form attached hereto as EXHIBIT C.

          "INDEMNIFICATION HOLDBACK AMOUNT" means an amount equal to $1,100,000.

          "INDEMNIFICATION TAX SAVINGS AMOUNT" has the meaning set forth in
Section 8.10.

          "INDEMNIFIED COST DEDUCTION" has the meaning set forth in Section
8.10.

          "INDEMNIFIED COSTS" means the Buyer Indemnified Costs, the Buyer Indemnified Former Stockholder Costs, the Buyer Indemnified Seller Costs or the Seller Indemnified Costs, as the case may be.

          "INDEMNIFIED PARTIES" means the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be.


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          "INDEMNIFIED REPRESENTATION COSTS" means the Buyer Indemnified
Representation Costs or the Seller Indemnified Representation Costs, as the case may be.

          "INDEMNIFYING PARTY" means any person who is obligated to provide indemnification hereunder.

          "INDEMNITY PAYMENT" has the meaning set forth in Section 8.10.

          "INDEMNITY RETURN" has the meaning set forth in Section 8.10.

          "INITIAL CONTINGENT CONSIDERATION DETERMINATION DATE" means the date on which it is determined pursuant to Section 2.10 that Seller is entitled to receive Contingent Consideration pursuant to Sections 2.8(b) or 2.8(c).

          "INITIAL CONTINGENT CONSIDERATION QUARTER" shall mean the first calendar quarter following the Effective Date during which the cumulative Aggregate Projects NOI equals or exceeds $1,500,000, as determined pursuant to
Section 2.10.

          "INITIAL SAPPHIRE EBITDA" means the sum of (i) actual EBITDA from property management fees under the Sapphire Management Agreement for the Initial Sapphire Measurement Period plus (ii) the Initial Sapphire LTI EBITDA.

          "INITIAL SAPPHIRE EBITDA PRODUCT" means the product obtained when the amount of the Initial Sapphire EBITDA is multiplied by a number equal to FOUR AND ONE-HALF (4.5).

          "INITIAL SAPPHIRE LTI EBITDA" shall mean the actual EBITDA from leasing and tenant improvement fees under the Sapphire Management Agreement for the Initial Sapphire Measurement Period; provided, however, that if the Initial Sapphire Measurement Period Lease Turnover exceeds 880,000 square feet, the Initial Sapphire LTI EBITDA shall for all purposes under this Agreement be deemed to be an amount equal to the product obtained when (i) the actual EBITDA from leasing and tenant improvement fees under the Sapphire Management Agreement for the Initial Sapphire Measurement Period, IS MULTIPLIED BY (ii) a fraction, the numerator of which is 880,000 and the denominator of which is the Initial Sapphire Measurement Period Lease Turnover.

          "INITIAL SAPPHIRE LTI EBITDA PRODUCT" means the product obtained when the amount of the Initial Sapphire LTI EBITDA is multiplied by a number equal to FOUR AND ONE-HALF (4.5).

          "INITIAL SAPPHIRE MEASUREMENT DATE" means the first anniversary of the first day of the month following the month during which the Company has begun performance of fee generating services under the Sapphire Management Agreement.


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          "INITIAL SAPPHIRE MEASUREMENT PERIOD" means the period beginning on the Initial Sapphire Measurement Date and ending on the first anniversary of the Initial Sapphire Measurement Date.

          "INITIAL SAPPHIRE MEASUREMENT PERIOD LEASE TURNOVER" shall mean a number of square feet equal to the number of square feet with respect to which leases are entered into or lease renewals are executed with respect to Project Sapphire during the Initial Sapphire Measurement Period.

          "INITIAL TROPHY EBITDA" means the sum of (i) actual EBITDA from property management fees under the Trophy Management Agreement for the Initial Trophy Measurement Period plus (ii) the Initial Trophy LTI EBITDA.

          "INITIAL TROPHY EBITDA PRODUCT" means the product obtained when the amount of the Initial Trophy EBITDA is multiplied by a number equal to FOUR AND ONE-HALF (4.5).

          "INITIAL TROPHY LTI EBITDA" shall mean the actual EBITDA from leasing and tenant improvement fees under the Trophy Management Agreement for the Initial Trophy Measurement Period; provided, however, that if the Initial Trophy Measurement Period Lease Turnover exceeds 550,000 square feet, the Initial Trophy LTI EBITDA shall for all purposes under this Agreement be deemed to be an amount equal to the product obtained when (i) the actual EBITDA from leasing and tenant improvement fees under the Trophy Management Agreement for the Initial Trophy Measurement Period, IS MULTIPLIED BY (ii) a fraction, the numerator of which is 550,000 and the denominator of which is the Initial Trophy Measurement Period Lease Turnover.

          "INITIAL TROPHY LTI EBITDA PRODUCT" means the product obtained when the amount of the Initial Trophy LTI EBITDA is multiplied by a number equal to FOUR AND ONE-HALF (4.5).

          "INITIAL TROPHY MEASUREMENT DATE" shall mean the first anniversary of the first day of the month following the month during which the Company has begun performance of fee generating services under the Trophy Management Agreement.

          "INITIAL TROPHY MEASUREMENT PERIOD" means the period beginning on the Initial Trophy Measurement Date and ending on the first anniversary of the Initial Trophy Measurement Date.

          "INITIAL TROPHY MEASUREMENT PERIOD LEASE TURNOVER" shall mean a number of square feet equal to the number of square feet with respect to which leases are entered into or lease renewals are executed with respect to Project Trophy during the Initial Trophy Measurement Period.

          "INTELLECTUAL PROPERTY" means all trademarks, Know-how, copyrights, copyright registrations and applications for registration, patents, business names (including the right to use the name of the Company or derivatives thereof) and all other intellectual property rights whether

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registered or not, licensed to or owned by the Company, including the goodwill related to the foregoing.

          "IRS" means the Internal Revenue Service of the United States.

          "ISSUER" means NationsBank of Texas, N.A., or another United States bank having assets and a net worth (as established by the most recent public financial information of such bank, copies of which shall be provided by Buyer to the Seller Representative) equal to or greater than that of NationsBank of Texas, N.A. as of the Effective Date.

          "KNOW-HOW" means all plans, design drawings, specifications and performances criteria, operating instructions and maintenance manuals, manufacturing information (including production documentation, methods, layouts and supplier and cost information), copies of on-site computer software and related documentation (including, without limitation, source and object code to the extent available), prototypes, models or samples, ideas, concepts and data, research records, all promotional literature, customer and supplier lists and similar data and information and all other confidential or proprietary technical and business information.

          "KNOWLEDGE" means, (a) with respect to X and Y, the actual knowledge of such party and (b) with respect to the Company, Seller and Buyer, the actual knowledge of any officers and directors of such party.

          "LICENSES" means all licenses, permits or authorizations issued to the Company by any Governmental Entity, including those listed on Schedule 3.1(g).

          "LIENS" has the meaning set forth in Section 3.1(m).

          "MARKET TERMINATION FEE" means, with respect to any management agreement, the product obtained when (i) the net present value of the stated gross annual management fees over the remaining stated term of the agreement (discounted at an annual rate equal to 10%) is multiplied by (ii) 13.6%.

          "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, operations, properties (taken as a whole), condition (financial or otherwise), results of operations or assets (taken as a whole), liabilities or prospects of the Company.

          "MATERIAL CONTRACT" has the meaning set forth in Section 3.1(p)(i).

          "MINIMUM LOSS" has the meaning set forth in Section 8.6(a).

          "NOI" means an amount equal to the excess of the Company's gross revenues generated by a Project from management, leasing, tenant improvement and development fees (excluding any reimbursement received by the Company to offset fees or expenses paid by the Company in connection with such Project) over the costs incurred by the Company in connection with generating such fees, determined on an accrual basis of accounting consistent with GAAP and the Buyer's normal accounting practices; provided, however, that no corporate overhead or burden of Buyer or its national or local operations will be included in the calculation of NOI for any Project unless there is additional corporate overhead or burden created by such Project, in which event a deduction for such additional overhead or burden shall be included in the calculation of NOI for such Project.

          "NOL" has the meaning set forth in Section 2.13(a).

          "NOL COSTS" has the meaning set forth in Section 2.13(b).

          "NOL OFFSET" has the meaning set forth in Section 2.13(a).

          "NOL OFFSET AMOUNT" has the meaning set forth in Section 2.13(a).

          "NOI REPAYMENT AMOUNT" has the meaning set forth in Section 2.13(d).

          "NOL RETURN" has the meaning set forth in Section 2.13(a).

          "NOL SAVINGS AMOUNT" has the meaning set forth in Section 2.13(b).

          "NPL" has the meaning set froth in Section 3.1(n)(vi).

          "ORIGINAL CONTINGENT CONSIDERATION LETTER OF CREDIT" means the original irrevocable letter of credit in favor of the Seller Representative and the Escrow Agent substantially in the form of EXHIBIT D, to be issued by Issuer, or another United States bank having assets and a net worth (as established by the most recent public financial information of such bank, copies of which shall be provided by Buyer to the Seller Representative) equal to or greater than the Issuer's, for the sum of $3,000,000 and held in accordance with the provisions of the Contingent Consideration Escrow Agreement.

          "OWNED REAL PROPERTY" means any parcels of real property owned in fee and used or held for use by the Company and all buildings, structures, improvements and fixtures thereon, together with all rights of way, easements, privileges and appurtenances pertaining or belonging thereto, including any right, title and interest of the Company in and to any street or other property adjoining any portion of such property.

          "PBGC" has the meaning set forth in Section 3.1(q)(iii).

          "PERMITS" has the meaning set forth in Section 3.1(n)(iii).

          "PERMITTED ENCUMBRANCES" means Liens that are (i) arise out of Taxes not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, (ii) represent the rights of customers, vendors, suppliers and subcontractors in the ordinary course of business under contracts or under general principles of commercial law, or (iii) that individually and in the aggregate cannot reasonably be expected to interfere with the conduct of the normal business operations of the Company.

          "PERSON" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

          "PERSONAL PROPERTY" means all of the machinery, equipment, computer programs, computer software, installations, tools, motor vehicles, fixtures, furniture, furnishings, leasehold improvements, office equipment, inventories, supplies, plant, spare parts, and other tangible property which is owned or leased by the Company and which is used or held for use in the Business.

          "PLAN" has the meaning set forth in Section 3.1(q)(i).

          "PRECLOSING SALES INCOME" has the meaning set forth in Section
2.13(c).

          "PROJECT RAINS" has the meaning set forth in SCHEDULE 1.

          "PROJECT SAPPHIRE" has the meaning set forth in SCHEDULE 1.

          "PROJECT TROPHY" has the meaning set forth in SCHEDULE 1.

          "PROJECTS" means the collective reference to Project Sapphire, Project Trophy and Alphabet Redevelopment.

          "PURCHASE PRICE" means the consideration payable by Buyer as provided in Section 2.2 hereof.

          "RAINS MEASUREMENT PERIOD" means the period beginning on the first day of the month following the month during which the Company has begun performance of fee generating services under the Rains Management Agreement and ending one year after such date.

          "RAINS MANAGEMENT AGREEMENT" has the meaning set forth in Section 2.8(a).

          "RECEIVING PARTY" has the meaning set forth in Section 2.10.

          "REDUCTIONS" means the aggregate amount of (i) any Debt of the Company outstanding as of the Effective Date (to the extent that such Debt is not included in the determination of the Estimated Working Capital), (ii) any Extraordinary Payments payable by the Company as a result of the transactions contemplated by this Agreement (to the extent that such Extraordinary Payments are not included in the determination of Estimated Working Capital), if any, and
(iii) the Company Transaction Costs (to the extent that such Company Transaction Costs are not included in the determination of Estimated Working Capital).

          "REFEREE" has the meaning set forth in Section 2.5(b).

          "RESTATED TAX SAVINGS AMOUNT" has the meaning set forth in Section
8.10.

          "SAPPHIRE ACQUISITION COSTS" has the meaning set forth in
Section 2.9(d).

          "SAPPHIRE BUDGET" has the meaning set forth in Section 2.9(c)(i).

          "SAPPHIRE BUDGET ADVANCE" has the meaning set forth in Section 2.9(c)(ii).

          "SAPPHIRE LOOKBACK LEASE TURNOVER" means a number equal to the quotient obtained when (i) the number of square feet with respect to which leases are entered into or lease renewals are executed with respect to Project Sapphire during the Final Sapphire Measurement Period, IS DIVIDED BY (ii) a number equal to THREE (3).

          "SAPPHIRE MANAGEMENT AGREEMENT" has the meaning set forth in Section 2.9(c).

          "SCHEDULES" means the Schedules attached to this Agreement.

          "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "SELLER" has the meaning set forth in the first paragraph of this Agreement.

          "SELLER DEMAND NOTE" means the $78,791 full recourse promissory note dated as of the Effective Date made payable to the order of the Company by Seller as of the Effective Date.

          "SELLER INDEMNIFIED COSTS" means (i) all Seller Indemnified Representation Costs, (ii) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Seller Indemnified Parties incurs and that arise out of any breach by Buyer of any of the covenants or agreements under this Agreement or any other Transaction Documents and (iii) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Seller Indemnified Parties incurs and that arise out of any breach by the Company of a covenant or agreement under this Agreement or any other Transaction Documents to be performed after the Closing.

          "SELLER INDEMNIFIED PARTIES" means each of the Former Stockholders, Seller and the Company, and each officer, director, employee, stockholder, and Affiliate of the Company; provided, however, that the Company will be deemed to be a Seller Indemnified Party only before the Effective Date.

          "SELLER INDEMNIFIED REPRESENTATION COSTS" means any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Seller Indemnified Parties incurs and that arise out of any breach or default by Buyer of any of the representations or warranties under this Agreement or any agreement or document executed in connection herewith.

          "SELLER REPRESENTATIVE" has the meaning set forth in Section 2.11.

          "SENIOR CREDIT FACILITY" means the Credit Agreement dated as of December 1, 1997, among Buyer, the Lenders listed therein, NationsBank of Texas, N.A., as Administrative Agent and as Issuing Bank, Bankers Trust Company, as Documentation Agent, and NationsBanc Montgomery Securities, Inc. and BT Alex. Brown Incorporated, as Co-Arrangers, and the agreements, instruments and other documents entered into in connection therewith.

          "SHARES" has the meaning set forth in the recitals.

          "STOCKHOLDERS DEMAND NOTE" means the $744,449 full recourse promissory note dated as of the Effective Date made payable to the order of the Company by each of the Former Stockholders as of the Effective Date.

          "SUCCESSOR FORMER STOCKHOLDER" has the meaning set forth in
Section 2.11.

          "TAX" (OR "TAXES") means (i) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid by the Company, payroll, employment, excise, production, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and/or any penalty, addition to tax or additional amount imposed by any taxing authority, (ii) any liability of the Company for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated or consolidated group or arrangement whereby liability of the Company for the payment of such amounts was determined or taken into account with reference to the liability of any other person for any period and (iii) liability of the Company with respect to the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

          "TAX RETURN" means all returns, declarations, reports, estimates, information returns and statements required to be filed by or with respect to the Company in respect of any Taxes, including, without limitation, (i) any consolidated federal income Tax return in which the Company is included and
(ii) any state, local or foreign income Tax returns filed on a consolidated, combined or unitary basis (for purposes of determining tax liability) in which the Company is included.

          "TRADENAME LICENSE AGREEMENT" means the License Agreement between Buyer, the Company and X, substantially in the form attached hereto as EXHIBIT E.

          "TRANSACTION DOCUMENTS" mean the collective reference to this Agreement, the Contingent Consideration Letter of Credit, the Contingent Consideration Escrow Agreement, the Employment Agreements, the Indemnification Escrow Agreement, the Tradename License Agreement and all other documents to be executed by any of the Company, Seller, Seller Representative or the Former Stockholders, on the one hand, or Buyer, on the other, in connection with the consummation of the transactions contemplated in this Agreement.

          "TRANSFERRED ASSETS" means the assets of the Company described on EXHIBIT F hereto.

          "TROPHY ACQUISITION COSTS" has the meaning set forth in
Section 2.9(d).

          "TROPHY BREAKUP AMOUNT" has the meaning set forth in Section 2.8(c).

          "TROPHY BUDGET" has the meaning set forth in Section 2.9(b)(i).

          "TROPHY BUDGET ADVANCE" has the meaning set forth in Section
2.9(b)(ii).

          "TROPHY LOOKBACK LEASE TURNOVER" means a number equal to the quotient obtained when (i) the number of square feet with respect to which leases are entered into or lease renewals are executed with respect to Project Trophy during the Final Trophy Measurement Period, IS DIVIDED BY (ii) a number equal to THREE (3).

          "TROPHY MANAGEMENT AGREEMENT" has the meaning set forth in Section 2.9(b).

          "VOTING DEBT" has the meaning set forth in Section 3.1(b).

          "WORKING CAPITAL" means the sum of all cash and trade accounts receivable of the Company and the amounts owed under the Stockholders Demand Note and the Seller Demand Note, minus the sum of all trade accounts payable of the Company, each as determined in accordance with GAAP applied on a basis consistent with the Company's audited balance sheet as of December 31, 1997. Notwithstanding the foregoing, for purposes of calculating Working Capital,
(a) any Accounts Receivable that (i) fail to comply with the representations and warranties set forth in Section 3.1(w) or (ii) are Disallowed Receivables shall not be considered trade accounts receivable, (b) any amount of the Company's cash which would be described as "restricted cash" on a balance sheet prepared in accordance with GAAP applied on a basis consistent with the Balance Sheet shall be included in "cash" and the offsetting liability with respect to such restricted cash balance shall be included in "trade accounts payable" for purposes of the calculation of Working Capital, (c) the amount of any Extraordinary Payments or Company Transaction Costs not paid at or before the Closing (whether or not payable on or after the Effective Date) shall be considered trade accounts payable, (d) the amount of any Extraordinary Payments, Cash Bonuses or Company Transaction Costs paid at the Closing shall not be considered for purposes of the calculation of Working Capital, (e) the amount of any Acquisition Costs which have been incurred at or prior to the Closing and have not been paid at the Closing shall be included in trade accounts payable for purposes of the calculation of Working Capital and (f) the amount of all accrued and payable bonuses, accrued and unpaid overtime compensation and related tax expenses shall be included in trade accounts payable for purposes of the calculation of Working Capital.

          "WORKING CAPITAL STATEMENT" has the meaning set forth in
Section 2.5(b).

     1.2 REFERENCES AND TITLES. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions refer to the corresponding Exhibits,

Schedules, Articles, Sections, subsections, and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "THIS AGREEMENT," "HEREIN," "HEREBY," "HEREUNDER," and "HEREOF," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "THIS SECTION," "THIS SUBSECTION," and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "INCLUDING" (in its various forms) means "INCLUDING WITHOUT LIMITATION." Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.

                                   ARTICLE 2

                          PURCHASE AND SALE OF SHARES

     2.1 PURCHASE AND SALE. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell to Buyer (or Buyer's designee), and Buyer (or Buyer's designee) shall purchase from Seller, the Shares, free and clear of all Liens.

     2.2 PURCHASE PRICE. (a) The aggregate purchase price payable by Buyer to Seller in consideration for the sale of the Shares (the "Purchase Price") shall be (i) an amount equal to $23,097,792 (the "Cash Purchase Price"), (ii) the right to receive the Contingent Consideration if the conditions set forth in
Section 2.8 are satisfied, and (iii) the right to receive the Additional Consideration if the conditions set forth in Section 2.9 are satisfied; provided, however, that the Cash Purchase Price shall be adjusted (x) at Closing to reflect any Reductions, as described in Section 2.4, (y) after the Closing to reflect the Adjustment, as described in Section 2.7 and (z) after the Closing to reflect, to the extent appropriate, any NOL Savings Amount paid by Buyer to Seller pursuant to Section 2.13(b).

     2.3 INDEMNIFICATION HOLDBACK AND CONTINGENT CONSIDERATION LETTER OF CREDIT. At the Closing, Buyer shall deposit (a) an amount of cash equal to the Indemnification Holdback Amount with the Escrow Agent to be held in escrow in accordance with the terms hereof and the Indemnification Escrow Agreement, and
(b) the Contingent Consideration Letter of Credit with the Escrow Agent to be held in escrow in accordance with the terms hereof and the Contingent Consideration Escrow Agreement.

     2.4 REDUCTIONS TO THE PURCHASE PRICE. The Cash Purchase Price shall be reduced by the amount of the Reductions. The Company, Seller and the Former Stockholders hereby represent and warrant to Buyer that SCHEDULE 2.4 hereto correctly sets forth (i) the amount of the Reductions, which amount includes
(A) the payments required to be made in order for the Debt to be repaid in full and retired as of the Effective Date, (B) the amount of any Extraordinary Payments required to be made, and (C) the amount of any Company Transaction Costs required to be made; (ii) the name of the persons to whom such payments are to be made; and (iii) wiring or mailing instructions for the recipients of such payments. At the Closing, an amount of the Purchase Price equal to the sum of the Reductions shall be applied to the payment and retirement in full of the Debt and the payment of any Extraordinary Payments and Company Transaction Costs identified in SCHEDULE
2.4. Seller and the Former Stockholders shall indemnify Buyer pursuant to the provisions of Article 8 for any liability incurred by the Company or Buyer for any Reductions not set forth in SCHEDULE 2.4.

     2.5  WORKING CAPITAL ADJUSTMENT.  (a) Attached to this Agreement as
SCHEDULE 2.5 is (i) an estimated balance sheet for the Company as of 11:59 p.m. February 28, 1998, but giving effect to the payments that are to be made pursuant to Section 2.4 (the "Closing Balance Sheet"), and (ii) a good faith estimate of Working Capital as of 11:59 p.m. February 28, 1998 based on the Closing Balance Sheet (the "Estimated Working Capital"). The Company, Seller and the Former Stockholders hereby represent and warrant to Buyer that the Closing Balance Sheet has been prepared by the Company in a manner consistent with the preparation of the Balance Sheet and that the Estimated Working Capital has been calculated in accordance with this Agreement.

          (b   No later than 90 days after the Effective Date, the Company shall cause to be prepared and delivered to Seller and the Former Stockholders (i) a balance sheet for the Company as of 11:59 p.m. on the date immediately prior to the Effective Date (but giving effect to the payments that have been made pursuant to Section 2.4), which shall be audited by Ernst & Young LLP, together with the related audit report of such firm (the "Final Balance Sheet") and
(ii) a statement of Working Capital as determined from the Final Balance Sheet (the "Working Capital Statement"). The Final Balance Sheet shall be prepared in accordance with GAAP applied in a manner consistent with the preparation of the Company's audited balance sheet as of December 31, 1997, except as otherwise contemplated by this Agreement, and shall fairly present the financial position of the Company as of 11:59 p.m. on the date immediately prior to the Effective Date (but giving effect to the payments that have been made pursuant to Section 2.4); provided, however, that the Final Balance Sheet shall include
(A) all Extraordinary Payments arising out of, based upon or that will arise from the transactions contemplated by this Agreement, and (B) any Company Transaction Costs which have not been paid at the time the Final Balance Sheet is prepared. If within fifteen days following delivery of the Working Capital Statement to Seller and the Former Stockholders, the Seller Representative has not given the Company written notice of an objection to the Working Capital Statement (such notice must contain a statement describing the basis of such objection), then the Working Capital reflected on the Working Capital Statement shall be deemed final and conclusive and shall be the "Final Working Capital." If the Seller Representative gives such written notice of objection within such fifteen day period and Buyer and the Seller Representative are unable to resolve the dispute within the five-day period following such notice of objection, then the issues in dispute will be submitted for resolution to a "big six" accounting firm to be selected jointly by the Seller Representative and Buyer within the following fifteen days or, if they fail to agree, such accounting firm shall be Price Waterhouse (Los Angeles) (it being understood that Price Waterhouse (Los Angeles) was chosen because of representations made that neither Buyer and its Affiliates nor Seller, the Former Stockholders and their Affiliates have a material relationship with such office, and if any such parties prior to the calculation of the Final Working Capital develop a material relationship with such office, the party having such relationship shall promptly notify the other party of such relationship and the parties will select another office of Price Waterhouse or another "big six" accounting firm with which none of such parties has a material relationship to serve as the accountants) (the "Referee"). The Referee shall determine the Final Working Capital within thirty days after the dispute is submitted to it. If issues in dispute are submitted to the Referee for resolution, (1) each party will furnish to the Referee such work papers and other documents and information relating to the disputed issues as the Referee may request and are available to that party (or its independent public accountants) and will be afforded the opportunity to present to the Referee any material relating to the determination of Final Working Capital and to discuss such determination with the Referee; (2) the determination by the Referee of Final Working Capital, as set forth in a written notice delivered to both parties by the Referee, will be binding and conclusive on the parties; and (3) Seller and the Company will each bear one-half of the fees and expenses of the Referee for such determination; provided, however, that if the difference between the Final Adjustment and the Final Adjustment that would have resulted from the use of the proposed calculations by one of the parties hereto (the "Erroneous Party") is more than twice as great as the difference between the Final Adjustment and the Final Adjustment that would have resulted from the use of the other party's proposed calculations, the Erroneous Party shall pay all of the fees and expenses of the Referee.

     2.6 PAYMENTS BY BUYER AT CLOSING. At the Closing, subject to the satisfaction of the other terms and conditions of this Agreement, Buyer shall:

          (a) pay or cause to be paid to Seller cash, via wire transfer of immediately available funds to an account designated by the Seller Representative, in an amount equal to the Cash Purchase Price, as adjusted in accordance with the provisions of Sections 2.4, MINUS the Indemnification Holdback Amount and MINUS the Cash Bonus Amount; and

          (b) wire transfer such amounts required to repay in full any Debt and to make any Extraordinary Payments and Company Transaction Costs in accordance with SCHEDULE 2.4.

     2.7 POST-CLOSING PAYMENT. If the Final Working Capital exceeds $2,597,792, then the Cash Purchase Price payable by Buyer will be increased by an amount equal to the amount by which Final Working Capital exceeds $2,597,792. If the Final Working Capital is less than $2,597,792, then the Cash Purchase Price payable by Buyer will be decreased by an amount equal to the amount by which $2,597,792 exceeds Final Working Capital. Any adjustment to the Cash Purchase Price payable by Buyer pursuant to this Section 2.7 is referred to as the "Adjustment." If the Cash Purchase Price as adjusted pursuant to the Adjustment is greater than the Cash Purchase Price paid by the Buyer at Closing, the Buyer shall pay such excess to Seller in cash. If the Cash Purchase Price as adjusted pursuant to the Adjustment is less than the Cash Purchase Price paid by Buyer at Closing, Seller shall pay such excess to the Buyer in cash. Any such amount shall be paid by the Buyer or Seller, as the case may be, no later than 15 days following the date of the determination of Final Working Capital, in immediately available funds by wire transfer to such bank account as Buyer or Seller, as applicable, shall specify.

     2.8  CONTINGENT CONSIDERATION.

          (a) If the Company enters into a management agreement with J.P. Morgan Investment Management, Inc., or one of its Affiliates, with respect to Project Rains (the "Rains Management Agreement"), such agreement contains terms and conditions substantially the same as those described in Schedule 2.8(a), the other terms and conditions of such agreement are reasonable given market conditions at the time such agreement is entered into, performance by the Company of fee generating services under such agreement begins on or prior to the first anniversary of the Effective Date, and Buyer and Seller jointly agree that the budgeted EBITDA from property management, leasing and tenant improvement fees under the Rains Management Agreement for the Rains Measurement Period is at least $400,000, Buyer shall promptly (but in no event later than fifteen days after the Company notifies Buyer that the Company has entered into the Rains Management Agreement) pay to the Seller an amount equal to the lesser of (i) $1,000,000 or (ii) the excess of the Contingent Consideration Amount over the aggregate amount of Contingent Consideration theretofore paid pursuant to Sections 2.8(b) or 2.8(c). Notwithstanding any other term or provision set forth in this Agreement, in no event shall the aggregate amount of Contingent Consideration which Buyer is required to pay to Seller pursuant to this Agreement exceed the Contingent Consideration Amount.

          (b) Promptly following the Initial Contingent Consideration Determination Date, Buyer shall pay to the Seller an amount equal to the lesser of (i) the excess of the Contingent Consideration Amount over the amount of Contingent Consideration theretofore paid pursuant to Section 2.8(a), if any, or
(ii) the Aggregate Projects NOI generated through the end of the Initial Contingent Consideration Quarter. Promptly following the end of each subsequent calendar quarter that commences on or prior to the sixth anniversary of the Effective Date, Buyer shall pay to the Seller an amount equal to the Aggregate Projects NOI for such quarter (prorated to the sixth anniversary of the Effective Date if such quarter extends past the sixth anniversary of the Effective Date); provided, that, notwithstanding any other term or provision set forth in this Agreement, in no event shall the aggregate amount of Contingent Consideration which Buyer is required to pay to Seller pursuant to this Agreement exceed the Contingent Consideration Amount.

          (c) Notwithstanding the terms and conditions set forth in Sections 2.8(a) or 2.8(b), if a management agreement is entered to with respect to either Project Trophy or Project Sapphire and performance by the Company of fee generating services under such agreement commences on or prior to the second anniversary of the Effective Date, Buyer shall promptly pay to the Seller an amount equal to the Contingent Consideration Amount MINUS the sum of any amounts previously paid by the Buyer to the Seller pursuant to Sections 2.8(a) or 2.8(b); provided, however, that no Contingent Consideration shall be payable under this Section 2.8(c) unless (i) any such management agreement contemplates that the Company will manage (A) with respect to Project Trophy, no less than 2,800,000 square feet or (B) with respect to Project Sapphire, no less than 5,000,000 square feet, and (ii) such management agreement either (X) has a stated term of five (5) years or more, provides for a management fee (which management fee is reasonable given market conditions at the time such agreement is entered into) and is non-cancelable by the other party thereto except upon the occurrence of a breach of such agreement by the Company or upon payment of a Market Termination Fee, or (Y) has a stated term of less than five (5) years but provides for a management fee of not less than 1.25% of gross revenues from such Project. If the Company does not enter into a management agreement with respect to Project Trophy, but the Company subsequently receives any amount (the "Trophy Breakup Amount") from the owner of Project Trophy in consideration for services the Company rendered to such owner with respect to Project Trophy, Buyer shall promptly (but in no event later than 15 days after the Company receives the Trophy Breakup Amount) pay to the Seller an amount equal to the lesser of (i) the Trophy Breakup Amount, less any expenses incurred in the generation of the Trophy Breakup Amount, or (ii) the excess of the Contingent Consideration Amount over the aggregate amount of Contingent Consideration theretofore paid pursuant to Sections 2.8(a), 2.8(b) or 2.8(c). Notwithstanding any other term or provision set forth in this Agreement, in no event shall the aggregate amount of Contingent Consideration which Buyer is required to pay to Seller pursuant to this Agreement exceed the Contingent Consideration Amount.

          (d) At the time Buyer makes any payment of Contingent Consideration to Seller pursuant to Sections 2.8(b) or 2.8(c), Buyer shall also pay to the Seller simple interest on the amount of Contingent Consideration so paid, which interest shall have accrued at a rate equal to 7.5% per annum from the Effective Date to the earlier of (i) date of payment of such Contingent Consideration, or
(ii) the third anniversary of the Effective Date.

          (e) If any portion of the Contingent Consideration Amount is paid under the terms of this Section 2.8, Buyer may from time to time cause a substitute letter of credit to be issued by Issuer for the benefit of Seller and the Escrow Agent in an amount equal to the Contingent Consideration Amount MINUS the aggregate amount of Contingent Consideration previously paid by Buyer pursuant to this Section 2.8, provided, however, that, unless otherwise agreed in writing by Buyer and the Seller Representative, the terms and conditions of such substitute letter of credit shall be the same in all material respects to the terms and conditions of the Contingent Consideration Letter of Credit other than the face amount thereof. If Buyer so elects to obtain a substitute letter of credit, Buyer shall deposit the substitute letter of credit with the Escrow Agent to be held in escrow in accordance with the Contingent Consideration Escrow Agreement and Buyer and the Seller Representative shall, effective upon such deposit, instruct the Escrow Agent to release the Contingent Consideration Letter of Credit to Buyer for cancellation and, thereafter, such substitute letter of credit shall be deemed the "Contingent Consideration Letter of Credit" for all purposes under this Agreement and the Contingent Consideration Escrow Agreement. Immediately following the date that Buyer, pursuant to this Section 2.8, has paid to the Seller an amount which, when added to the aggregate amount of Contingent Consideration previously paid by Buyer pursuant to this
Section 2.8, equals the Contingent Consideration Amount, Buyer and the Seller Representative shall each instruct the Escrow Agent to release the Contingent Consideration Letter of Credit to Buyer for cancellation.

     2.9 ADDITIONAL CONSIDERATION. If the entire Contingent Consideration Amount has been paid or is payable to Seller pursuant to Section 2.8, Buyer shall pay to the Seller additional amounts (the "Additional Consideration") upon the following terms and conditions:

          (a)  ALPHABET REDEVELOPMENT.

               (i) Promptly following the end of each calendar quarter which is subsequent to the Final Contingent Consideration Quarter and which commences on or prior to the sixth anniversary of the Effective Date, Buyer shall pay to the Seller an amount equal to 30% of the EBITDA to the Company generated during such calendar quarter by leasing, tenant improvement and development fees with respect to Alphabet Redevelopment (prorated to the sixth anniversary of the Effective Date if such quarter extends past the sixth anniversary of the Effective Date).

               (ii) If the Company enters into a management agreement with respect to Alphabet Redevelopment (the "AR Management Agreement") and the redevelopment of Alphabet Redevelopment is completed on or prior to the sixth anniversary of the Effective Date:

                    (A) Immediately following the AR Post-Development Measurement Date, Buyer and the Seller Representative shall jointly determine a budgeted EBITDA from the property management fees under AR Management Agreement (the "AR Post-Development Budget") for the AR Post-Development Measurement Period.

                    (B) Promptly following the determination of the AR Post-Development Budget (but in no event later than 15 days after determination of the AR Post-Development Budget) Buyer shall pay to the Seller an amount (the "AR Post-Development Budget Advance") equal to the product obtained when the amount of the AR Post-Development Budget is multiplied by a number equal to THREE AND SIX TENTHS (3.6) (I.E., 80% of 4.5).

                    (C) At the end of the AR Post-Development Measurement Period, Buyer and the Seller Representative will determine the actual EBITDA from property management fees under the AR Management Agreement for the AR Post-Development Measurement Period (the "Actual AR Post-Development EBITDA"). If the amount of the Actual AR Post-Development EBITDA Product exceeds the amount of the AR Post-Development Budget Advance, Buyer shall promptly (but in no event later than 15 days after the determination of the Actual AR Post-Development EBITDA) pay the amount of such excess to the Seller. If the amount of the AR Post-Development Budget Advance exceeds the amount of the Actual AR Post-Development EBITDA Product, Seller and the Former Stockholders shall promptly (but in no event later than 15 days after the determination of the Actual AR Post-Development EBITDA) pay the amount of such excess to the Company.

               (iii) If the Company enters into an AR Management Agreement on or prior to the sixth anniversary of the Effective Date, then (A) immediately following the sixth anniversary of the Effective Date or (B) prior to the sixth anniversary of the Effective Date if the Seller Representative so elects, Buyer and the Seller Representative will determine the actual EBITDA from property management fees under the AR

     Management Agreement for the AR Pre-Development Measurement Period (the "Actual AR Pre-Development EBITDA"). Buyer shall promptly, but in no event later than 15 days after determination of the Actual AR Pre-Development EBITDA, pay to the Seller Representative, on behalf of Seller, an amount equal to the product obtained when the Actual AR Pre-Development EBITDA is multiplied by a number equal to FOUR AND ONE-HALF (4.5). Notwithstanding any other term or provision set forth in this Agreement, if the Seller Representative has elected to determine the Actual AR Pre-Development EBITDA and receive the payment described in the immediately preceding sentence prior to the sixth anniversary of the Effective Date under Clause
     (B) above, then notwithstanding the fact that redevelopment of the Alphabet Redevelopment may subsequently be completed on or prior to the sixth anniversary of the Effective Date, neither the Seller Representative nor Seller or either of the Former Stockholders shall be entitled to the payment of any additional amount under this Section 2.9(a).

          (b) PROJECT TROPHY. If the Company enters into a management agreement with respect to Project Trophy (the "Trophy Management Agreement") and performance by the Company of fee generating services under such agreement begins on or prior to the second anniversary of the Effective Date:

               (i) Immediately following the Initial Trophy Measurement Date, Buyer and the Seller Representative shall jointly determine a budgeted EBITDA from property management, leasing and tenant improvement fees under the Trophy Management Agreement (the "Trophy Budget") for the Initial Trophy Measurement Period.

               (ii)   Promptly following the determination of the Trophy
     Budget (but in no event later than 15 days after determination of the Trophy Budget), Buyer shall pay to the Seller an amount (the "Trophy Budget Advance") equal to the product obtained when the amount of the Trophy Budget is multiplied by a number equal to THREE AND SIX TENTHS (3.6) (I.E., 80% of 4.5); provided, that if the Contingent Consideration Amount has been paid or is payable pursuant to the terms of Section 2.8(c), but all of the Contingent Consideration Amount has not been earned in accordance with
     Section 2.8(b), then the Trophy Budget Advance shall be decreased by an amount equal to the excess of the Contingent Consideration Amount over the amount earned in accordance with Section 2.8(b) (unless such excess has previously been deducted pursuant to Section 2.9(c)(ii)), and such reduced amount shall be deemed the amount of the Trophy Budget Advance.

               (iii)  At the end of the Initial Trophy Measurement Period,
     Buyer and the Seller Representative will determine Initial Trophy EBITDA. If the amount of the Initial Trophy EBITDA Product exceeds the amount of the Trophy Budget Advance, Buyer shall promptly (but in no event later than 15 days after determination of the Initial Trophy EBITDA) pay the amount of such excess to the Seller. If the amount of the Trophy Budget Advance exceeds the amount of the Initial Trophy EBITDA Product, Seller and the Former Stockholders shall promptly (but in no event later than 15 days after determination of the Actual Trophy EBITDA) pay the amount of such excess to the Company.

               (iv)   Immediately following the Final Trophy Measurement
     Date, Buyer and the Seller Representative will determine the Trophy Lookback Lease Turnover. If the Trophy Lookback Lease Turnover is greater than the Initial Trophy Measurement Period Lease Turnover, Buyer and the Seller Representative will calculate the Final Trophy LTI EBITDA Product and Buyer shall promptly (but in no event later than 15 days after determination of the Trophy Lookback Lease Turnover) pay to the Seller an amount equal to the amount by which the Final Trophy LTI EBITDA Product exceeds the Initial Trophy LTI EBITDA Product.

          (c) PROJECT SAPPHIRE. If the Company enters into a management agreement with respect to Project Sapphire (the "Sapphire Management
Agreement") and performance by the Company of the generating services under such agreement begins on or prior to the second anniversary of the Effective Date:

               (i) Immediately following the Initial Sapphire Measurement Date, Buyer and the Seller Representative shall jointly determine a budgeted EBITDA from property management, leasing and tenant improvement fees under the Sapphire Management Agreement (the "Sapphire Budget") for the Initial Sapphire Measurement Period.

               (ii) Promptly following the determination of the Sapphire Budget (but in no event later than 15 days after determination of the Sapphire Budget), Buyer shall pay to the Seller an amount (the "Sapphire Budget Advance") equal to the product obtained when the amount of the Sapphire Budget is multiplied by a number equal to THREE AND SIX TENTHS (3.6) (I.E., 80% of 4.5); provided, that if the Contingent Consideration Amount has been paid or is payable pursuant to the terms of Section 2.8(c), but all of the Contingent Consideration Amount has not been earned in accordance with Section 2.8(b), then the Sapphire Budget Advance shall be decreased by an amount equal to the excess of the Contingent Consideration Amount over the amount earned in accordance with Section 2.8(b) (unless such excess has previously been deducted pursuant to Section 2.9(b)(ii)) and such reduced amount shall be deemed the amount of the Sapphire Budget Advance.
               (iii) At the end of the Initial Sapphire Measurement Period, Buyer and the Seller Representative will determine the Initial Sapphire EBITDA. If the amount of the Initial Sapphire EBITDA Product exceeds the amount of the Sapphire Budget Advance, Buyer shall promptly (but in no event later than 15 days after determination of the Initial Sapphire EBITDA) pay the amount of such excess to the Seller. If the amount of the Sapphire Budget Advance exceeds the amount of the Initial Sapphire EBITDA Product, Seller and the Former Stockholders shall promptly (but in no event later than 15 days after the determination of the Initial Sapphire EBITDA) pay the amount of such excess to the Company.

               (iv)   Immediately following the Final Sapphire Measurement
     Date, Buyer and the Seller Representative will determine the Sapphire Lookback Lease Turnover. If the Sapphire Lookback Lease Turnover is greater than the Initial Sapphire Measurement Period Lease Turnover, Buyer and the Seller Representative will calculate the Final Sapphire LTI EBITDA Product and Buyer shall promptly (but in no event later than 15 days after determination of the Sapphire Lookback Lease Turnover) pay to the Seller an amount equal to the amount by which the Final Sapphire LTI EBITDA Product exceeds the Initial Sapphire LTI EBITDA Product.

          (d) ACQUISITION COSTS. (i) The Company hereby covenants and agrees that, if the aggregate amount of acquisition fees and due diligence fees from time to time received by the Company after the Closing with respect to Project Trophy exceeds the aggregate amount of any out-of-pocket expenses (including travel, consultants, etc.) theretofore incurred by the Company after the Closing with respect to the pursuit or acquisition of the Trophy Management Agreement and which the Company has not deducted from the Trophy Breakup Amount in making a payment to Seller in accordance with clause (i) of the penultimate sentence of
Section 2.8(c) (the "Trophy Acquisition Costs"), the Company shall promptly pay to Seller the amount by which the aggregate amount of such acquisition fees and due diligence fees theretofore received after Closing exceeds the amount of Trophy Acquisition Costs theretofore incurred after the Closing. Seller and each of the Selling Stockholders hereby covenant and agree that, notwithstanding any other term or provision set forth in this Agreement, if from time to time the aggregate amount of any Trophy Acquisition Costs theretofore incurred after the Closing exceeds the aggregate amount of the acquisition fees and due diligence fees theretofore received by the Company after the Closing with respect to Project Trophy, (A) such excess of the Trophy Acquisition Costs over the amount of such fees will be deducted from any Additional Consideration which would otherwise be payable by Buyer to the Seller as set forth in this Section 2.9, and (B) to the extent that the amount of such excess exceeds the amount, if any, of the Additional Consideration payable by Buyer, the amount of such excess will be promptly paid by Seller and the Former Stockholders to the Company.

               (ii) The Company hereby covenants and agrees that, if the aggregate amount of acquisition fees and due diligence fees from time to time received by the Company after the Closing with respect to Project Sapphire exceeds the aggregate amount of any out-of-pocket expenses (including travel, consultants, etc.) incurred by the Company after the Closing with respect to the pursuit or acquisition of the Sapphire Management Agreement (the "Sapphire Acquisition Costs"), the Company shall promptly pay to Seller the amount by which the aggregate amount of such acquisition fees and due diligence fees theretofore received after Closing exceeds the amount of Trophy Acquisition Costs theretofore incurred after the Closing. Seller and each of the Selling Stockholders hereby covenant and agree that, notwithstanding any other term or provision set forth in this Agreement, if from time to time the aggregate amount of any Sapphire Acquisition Costs theretofore incurred after the Closing exceeds the aggregate amount of the acquisition fees and due diligence fees theretofore received by the Company with respect to Project Sapphire, (A) the excess of such Sapphire Acquisition Costs over the amount of such fees will be deducted from any Additional Consideration which would otherwise be payable by Buyer to the Seller as set forth in this Section 2.9, and (B) to the extent that the amount of such excess exceeds the amount, if any, of the Additional Consideration payable by Buyer, the amount of such excess will be promptly paid by Seller and the Former Stockholders to the Company.

     2.10 DETERMINATIONS REGARDING CONTINGENT CONSIDERATION AND ADDITIONAL CONSIDERATION. From and after the Closing, Buyer and the Seller Representative shall work together in good faith to jointly determine all matters required to be determined under Sections 2.8 and 2.9, including the amounts of any payments required to be made, the amounts of NOI or EBITDA generated by any Project during any time period and any budgeted amounts required to be determined. If either of the Seller Representative or Buyer (the "Delivering Party") proposes that any such determination be made, the Notifying Party shall give the other party (the "Receiving Party") written notice of a proposed determination. If, within 15 days following delivery of any such notice, the Receiving Party has not given the Delivering Party written notice of an objection to such determination (such notice must contain a statement describing the basis for such objection) then the determination proposed by the Delivering Party shall be binding on both parties. If the Receiving Party gives such written notice of objection within such fifteen (15) day period and the Buyer and the Seller Representative are unable to resolve any such dispute within fifteen (15) days from receipt of any written notice of objection, the issues in dispute will be submitted for resolution to a "big six" accounting firm to be selected jointly by the Seller Representative and Buyer within the following fifteen days or, if they fail to agree, such accounting firm shall be the Referee. Such accounting firm shall resolve any such dispute within thirty (30) days after such dispute is submitted to it. If issues in dispute are submitted to such accounting firm for resolution under this Section 2.10, (a) each party will furnish to such accounting firm such work papers and other documents and information relating to the disputed issues as such accounting firm may request and are available to that party (or its independent public accountants) and will be afforded the opportunity to present to such accounting firm any material relating to such accounting firm's determination and to discuss such determination with such accounting firm; (b) any such determination by such accounting firm, as set forth in a written notice delivered to both parties by such accounting firm, will be binding and conclusive on the parties; and (c) Seller and Buyer will each bear one-half of the fees and expenses of such accounting firm for such determination.

     2.11 APPOINTMENT OF SELLER REPRESENTATIVE. By execution and delivery of this Agreement, each Former Stockholder and Seller hereby irrevocably constitutes and appoints X as the true and lawful agent and attorney-in-fact (the "Seller Representative") of such Former Stockholder and Seller with full power of substitution to act in the name, place and stead of Seller and such Former Stockholder with respect to (a) the power to execute each of the Escrow Agreements and any amendments thereto as the Seller Representative shall deem necessary or appropriate in his sole discretion, (b) the delivery of written instructions to the Escrow Agent to release any portion of the Indemnification Holdback Amount or the Contingent Consideration Letter of Credit, as applicable,
(c) the performance of the obligations and rights of such Former Stockholder and Seller under each of the Escrow Agreements including, without limitation, the power to do or refrain from doing all such further acts and things, and to execute, deliver and receive all such documents, waivers, extensions and amendments as such Seller Representative shall deem necessary or appropriate in his sole discretion in connection with the operation of each of the Escrow Agreements and (d) the receipt, on behalf of Seller, of any payments by Buyer pursuant to Section 2.7, 2.8 or 2.9 (and any such actions shall be binding on Seller and each Former Stockholder). Buyer, the Company and any other person may conclusively and absolutely rely, without inquiry, upon any action of the Seller Representative as the action of Seller and each Former Stockholder in all matters referred to in this Section 2.11, and Seller and each such Former Stockholder hereby confirm all that the Seller Representative shall do or cause to be done by virtue of his appointment as Seller Representative. All actions taken by the Seller Representative in such capacity are acknowledged by the parties hereto to be taken by him solely as agent and attorney-in-fact for Seller and each Former Stockholder. By execution of this Agreement, X has accepted his appointment as the Seller Representative and in consideration for X's agreement to act as the Seller Representative, Seller and each Former Stockholder hereby agrees to indemnify and hold X harmless from and against all damages, losses, liabilities, penalties, costs and expenses (including court costs and attorneys' fees and expenses, if any) incurred by him in connection with his performance as the Seller Representative. Seller and each Former Stockholder covenants and agrees that he will not voluntarily revoke the power of attorney conferred in this Section 2.11. If any Former Stockholder dies or becomes incapacitated, disabled or incompetent (such deceased, incapacitated, disabled or incompetent Former Stockholder being an "Incapacitated Former Stockholder") and, as a result, the power of attorney conferred by this Section 2.11 is revoked by operation of law, it shall not be a breach under this Agreement if the heirs, beneficiaries, estate, administrator, executor, guardian, conservator or legal representative of such Incapacitated Former Stockholder (each a "Successor Former Stockholder") confirms the appointment of the Seller Representative as agent and attorney-in-fact for such Successor Former Stockholder. If at any time X dies or resigns from his position as the Seller Representative, then Seller shall designate a successor to X as soon as practicable.

     2.12 WITHHOLDING OF CASH BONUS AMOUNT. The Board of Directors of the Company has determined to pay to the Company's Employees cash bonuses (the "Cash Bonuses") in an aggregate amount equal to $1,761,200. Seller has agreed to provide the funds necessary to pay such bonuses. Notwithstanding any other provision in this Agreement to the contrary, Seller and the Company hereby agree with Buyer that a portion of the Purchase Price which would otherwise be delivered to Seller at Closing equal to $1,761,200 (the "Cash Bonus Amount") shall be withheld by the Buyer and paid to the Company for the purpose of permitting the Company to fund the Cash Bonuses. The Company agrees with Seller and Buyer that such amount (subject to applicable withholding) shall be paid to the employees of the Company at or promptly following the Closing in such individual amounts as have been approved by the Company's Board of Directors and disclosed to Buyer. By its execution and delivery of this agreement, Seller (in its capacity as the sole stockholder of the Company) hereby consents to the payment of the Cash Bonuses by the Company to its employees at or promptly following Closing, and agrees with Buyer and the Company that Seller would not withdraw, revoke, rescind or alter such consent in any way.

     2.13 REPAYMENT OF NOL BENEFIT.

          (a) If Buyer or any affiliated, consolidated, combined, unitary or similar group of which the Buyer is a member receives a tax savings by utilizing the net operating loss ("NOL") of the Company created by the compensation deduction taken by the Company in the approximate amount of $5,000,000 relating to bonus payments made by the Former Stockholders on behalf of the Company to certain employees of the Company in compensation for services rendered to the Company (the "Closing Bonuses") (including the Cash Bonuses), then Buyer shall pay to Seller the NOL Savings Amount. For the purposes of this Section 2.13, Buyer or any affiliated, consolidated, combined, unitary or similar group of which the Buyer is a member shall be deemed to have received a tax savings from the utilization of the NOL if, upon the filing of a Federal, state or local tax return for a taxable year ending after the Effective Date (the "NOL Return"), all or a portion of the NOL (the "NOL Offset Amount") is used to offset the taxable income of such person (an "NOL Offset"), and an amount equal to the NOL Offset Amount is not includible in gross income by such person.

          (b) In the event that Buyer or any affiliated, consolidated, combined, unitary or similar group of which the Buyer is a member is deemed under Section 2.13(a) to receive a tax savings by reason of an NOL Offset, Buyer shall pay the Seller, within thirty (30) days after filing an NOL Return an amount (the "NOL Savings Amount") equal to the product obtained when (i) fifty percent (50%) of the excess of (A) the NOL Offset Amount over (B) the amount of all reasonable administrative costs and out-of-pocket expenses incurred by Buyer or the Company in connection with obtaining such tax benefit (the "NOL Costs") is multiplied by (ii) the highest marginal corporate combined federal, state or local income tax rate (limited to the jurisdiction(s) in which such NOL Offset is utilized) applicable to corporations taxable under Subchapter C of the Code on the date the NOL Return is filed. To the extent there is substantial authority for such position, the parties agree that any such payment shall be deemed an adjustment to the Purchase Price.

          (c) The Company shall report on its income tax return for the period ending on the Effective Date the taxable gain resulting from the Company's sale to the Former Stockholders of the Transferred Assets listed on Part II of EXHIBIT F immediately prior to Closing (the "Preclosing Sales Income"). In the event of an audit or other proceeding which results in a Final Determination that increases the amount of the Preclosing Sales Income (the "Adjusted Preclosing Sales Income") and the Company is unable to utilize a portion of the NOL to offset the amount of such increase, the Former Stockholders shall pay to Buyer an amount equal to (i) the difference between (A) the Adjusted Preclosing Sales Income minus (B) the Preclosing Sales Income; multiplied by (ii) the highest marginal corporate combined federal, state or local income tax rate applicable to corporations taxable under Subchapter C of the Code on the Effective Date. Buyer shall not be obligated to make any payment hereunder to the extent the NOL is utilized to offset Preclosing Sales Income or any income or gain not reported on the Company's income tax returns for any taxable period ending on or before Closing.

          (d) In the event of an audit or other proceeding which results in a Final Determination that disallows all or any portion of an NOL Offset, Seller shall pay to Buyer an amount (the "NOL Repayment Amount") bearing the same proportion to the NOL Savings Amount previously paid by Buyer to Seller pursuant to Section 2.13(b) with respect to the such

NOL Offset as the amount of such disallowance bears to the NOL Offset Amount, plus interest and penalties assessed with respect to the NOL Repayment Amount against the Buyer or any affiliated, consolidated, combined, unitary or similar group of which the Buyer is a member by a tax authority which is attributable to any tax assessed as a result of the disallowance of the NOL Offset effected by the Final Determination. To the extent there is substantial authority for such position, the parties agree that any such payment shall be deemed an adjustment to the Purchase Price.

          (e) Buyer agrees to cause the Company to declare a compensation deduction in the amount of the Closing Bonuses on the tax return filed by the Company for the tax year ending on the Effective Date, unless Buyer determines by using reasonable business judgment that such deduction is not in the best interests of Buyer or its stockholders. Buyer agrees to use its reasonable efforts to utilize the NOL to offset future taxable income of the Company and to conduct the business of the Company in a manner intended to generate income to utilize such NOL, unless in the reasonable business judgement of Buyer such use of the NOL or conduct of the Company's business would not be in the best interests of Buyer or its stockholders. The parties agree that the Company will elect to forego the right to carryback the NOL to any taxable period before Closing.

                                 ARTICLE 3

                       REPRESENTATIONS AND WARRANTIES

     3.1 REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY. The Company hereby represents and warrants to Buyer as follows (with the understanding that Buyer is relying on such representations and warranties in entering into and performing this Agreement).

          (a) ORGANIZATION, GOOD STANDING, ETC. The Company is a corporation, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as now being conducted and is duly qualified and in good standing to do business in each state listed on
Schedule 3.1(a), which states represent every jurisdiction in which the nature of the Business or the ownership or leasing of its properties makes such qualification necessary. The Company has delivered to Buyer or its representatives true and complete copies of the Articles of Incorporation and Bylaws of the Company, as in effect at the Effective Date. The Company is not in violation of any provisions of its Articles of Incorporation or Bylaws.

          (b) CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 100,000 shares of Company Common Stock, par value $1.00. As of the Effective Date, there are 2,250 shares of Company Common Stock issued and outstanding, and no shares of Company Common Stock are held by the Company in its treasury. No shares of capital stock of the Company are reserved for issuance for any purpose. All the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote ("Voting Debt") on any matters on which holders of Company Common Stock may vote. There are no options, warrants, calls, rights, commitments, or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, or sell, or cause to be, issued, delivered or sold, additional shares of capital stock or any Voting Debt of the Company or obligating the Company to grant, extend, or enter into any such option, warrant, call, right, commitment, or agreement. There are no outstanding contractual obligations of the Company to repurchase, redeem, or otherwise acquire any shares of Company Common Stock or other capital stock of the Company, except as set forth in the Buy/Sell Agreement described in Section 4.7 SCHEDULE 3.1(b) identifies the record and beneficial owner, if different, of the issued and outstanding shares of Company Common Stock. Upon Buyer's acquisition of the Shares at the Closing pursuant to the terms and conditions of this Agreement, Buyer will acquire 100% of the issued and outstanding capital stock of the Company and all securities convertible into, exercisable for or exchangeable into capital stock of the Company.

          (c) AUTHORITY. The Company has all requisite corporate power and authority to enter into this Agreement and any other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the consummation by the Company of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of the Company. The Transaction Documents to which the Company is a party have been, or upon execution and delivery will be, duly executed and delivered and constitute, or upon execution and delivery will constitute, the valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, subject as to enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          (d) NO CONFLICT; REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party do not and the performance by the Company of the transactions contemplated hereby or thereby will not, subject to obtaining the consents, approvals, authorizations, and permits and making the filings described in this
Section 3.1(d) or as otherwise described on SCHEDULE 3.1(d), (i) violate, conflict with, or result in any breach of any provision of the Company's Articles of Incorporation or Bylaws, (ii) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or give any party the right to terminate or accelerate (whether as a result of a change of control of the Company or otherwise as a result of this Agreement) any obligation, or result in the loss of any benefit or give any person the right to require any security to be repurchased, or give rise to the creation of any Lien upon any of the assets of the Company under, any of the terms, conditions, or provisions of any loan or credit agreement, note, bond, mortgage, indenture, deed of trust or any Material Contract to which the Company is a party or by which the Company or any of its assets is bound, or (iii) violate any order, writ, judgment, injunction, decree, statute, law, rule, or regulation, of any Governmental Entity binding upon the Company or by which or to which any of the assets of the Company is bound or subject except, with respect to clauses (i), (ii) or (iii), such violations, conflicts, breaches or defaults as would not, individually or in the aggregate, have a Material

Adverse Effect. No Consent of, or registration, declaration, or filing with, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement and any other Transaction Documents by the Company or the consummation of the transactions contemplated hereby or thereby, except for applicable requirements, if any, of the Securities Act and the Exchange Act and state securities or blue sky laws and except for such Consents, registrations, declarations or filings the failure of which to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect.

          (e)  FINANCIAL STATEMENTS.

               (i) The Company has delivered to Buyer copies of (A0 the audited balance sheets of the Company as of December 31, 1997 and August 31, 1997, together with the audited statements of income and cash flows of the Company for the years then ended, and the notes thereto, accompanied by the reports thereon of Arthur Andersen LLP, independent public accountants (the "Audited Financial Statements"), and (B0 the unaudited balance sheet of the Company as of January 31, 1998, (the "Balance Sheet"), together with the related unaudited statements of income and cash flows for the one-month period then ended (the "Unaudited Financial Statements" and collectively with the Audited Financial Statements, as the "Financial Statements"). The Audited Financial Statements, including the notes thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP) and fairly present in all material respects the financial position of the Company at the dates thereof and the results of the operations of the Company for the respective periods indicated. Except as disclosed on SCHEDULE 3.1(e)(i) hereto, the Unaudited Financial Statements were prepared on a basis consistent with the preparation of the Audited Financial Statements and fairly present in all material respects the financial position of the Company as of the date thereof and the results of operations of the Company for the period indicated.

               (ii) Except as disclosed in SCHEDULE 3.1(e)(ii), there is no liability or obligation of any kind, whether accrued, absolute, fixed, contingent, or otherwise, which is material to the Business that is not reflected or reserved against in the Balance Sheet (or referred to in the footnotes to the Financial Statements), other than (A0 liabilities incurred in the ordinary course of business since January 31, 1998 (the "Balance Sheet Date"), (B0 any such liability which would not be required to be presented in financial statements or the notes thereto prepared in conformity with GAAP applied in the preparation of the Financial Statements in a manner consistent with past practice, or (C) expenses incurred in connection with the sale of the Shares by Seller to Buyer.

          (f)  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as disclosed in
SCHEDULE 3.1(f), since the Balance Sheet Date, the Company has conducted its business only in the ordinary course consistent with past practice. Since the Balance Sheet Date, except as disclosed in SCHEDULE 3.1(f), there has not been
(A) any event, circumstance, or fact (whether or not covered by insurance), individually or in the aggregate, that has resulted in a Material Adverse Effect; (B) any event, circumstance, or fact (whether or not covered by insurance), individually or in the aggregate, that materially impairs the operation of the physical assets of the

Company; (C) any material change by the Company in its accounting methods, principles or practices; (D) any entry by the Company into any commitment or transaction material to the Company, except in the ordinary course of business and consistent with past practice or except in connection with the negotiation and execution and delivery of this Agreement and the other Transaction Documents; (E) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of the Company's securities; (F) other than pursuant to the Plans or as required by law, any increase in, amendment to, or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan; (G) any general increase in compensation, bonus or other benefits payable to the Employees, except for increases occurring in the ordinary course of business in accordance with its customary practice; (H) any bonus paid to the Employees except for bonuses accrued on the Balance Sheet; (I) any incurrence of Debt or assumption or guarantee of Debt by the Company, or the grant of any Lien on the material assets of the Company to secure Debt; (J) any sale or transfer of any material assets of the Company other than in the ordinary course of business and consistent with past practice; or (K) any loan, advance or capital contribution to or investment in any person by the Company (excluding any loan, advance or capital contribution to, or investment in, the Company).

          (g)  COMPLIANCE WITH APPLICABLE LAWS.

               (i) The Business has been conducted in compliance in all material respects with Applicable Laws. No investigation or review by any Governmental Entity with respect to the Company is pending or, to the Knowledge of the Company, Seller and the Former Stockholders, threatened.

               (ii) SCHEDULE 3.1(g) is a true and complete list of all Licenses issued to the Company by any Governmental Entity and held by it as of the Effective Date. The Licenses constitute all the licenses, permits, and authorizations required for the operation of the Business, and each of the Licenses is in full force and effect. The Company is in material compliance with, and has conducted the Business so as to comply in all material respects with, the terms of such Licenses. There are no proceedings pending against the Company or, to the Knowledge of the Company, Seller or the Former Stockholders, threatened which reasonably may be expected to result in the revocation, material adverse modification, non-renewal, or suspension of any of the Licenses, the denial of any pending applications for any Licenses, the issuance against the Company of any cease and desist order, or the imposition of any administrative actions, including the proposed assessment of fines and penalties, by any Governmental Entity with respect to any Licenses, or which reasonably may be expected to affect the Company's ability to operate the Business after the Closing.

          (h) ABSENCE OF LITIGATION. Except as set forth on SCHEDULE 3.1(h), there is no claim, action, suit, inquiry, judicial, or administrative proceeding, grievance, or arbitration pending or, to the Knowledge of the Company, Seller or the Former Stockholders, threatened against the Company, the Business or any of the assets of the Company by or before any arbitrator or Governmental Entity, nor are there any investigations relating to the Company, the

Business or any of its assets pending or, to the Knowledge of the Company, Seller or the Former Stockholders, threatened by or before any arbitrator or Governmental Entity. Except as set forth in SCHEDULE 3.1(h), there is no judgment, decree, injunction, order, determination, award, finding or letter of deficiency of any Governmental Entity or arbitrator, or settlement agreement, outstanding against the Business, the Company or any of the Company's assets. There is no action, suit, inquiry, judicial, or administrative proceeding pending or, to the Knowledge of the Company, Seller or the Former Stockholders, threatened against Seller, any Former Stockholder or the Company relating to the transactions contemplated by this Agreement and the other Transaction Documents.

          (i) INSURANCE. SCHEDULE 3.1(i) sets forth a complete and accurate list of all title, fire, general liability, malpractice liability, theft, and other forms of insurance and the deductible for each policy and all fidelity bonds which are held by or applicable to the Company or the Business as of the date hereof and which have been held by or applicable to the Company or the Business during each of the past five calendar years. No event has occurred, including the failure by the Company to give any notice or information or the delivery of any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company under any such insurance policies in such a manner as has had or could have a Material Adverse Effect. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy of the Company has been canceled within the last two years prior to the date hereof.

          (j) OWNED REAL PROPERTY. The Company has no, and has never had any, Owned Real Property.

          (k) LEASED REAL PROPERTY. SCHEDULE 3.1(k) sets forth the address and use of all the leasehold interests relating to the Company or the Business as now conducted. Each lease described on SCHEDULE 3.1(k) is a valid and binding obligation of the Company and is in full force and effect without amendment other than as described on SCHEDULE 3.1(k). Except as otherwise disclosed on
SCHEDULE 3.1(k), the Company is not, and to the Knowledge of the Company, Seller and the Former Stockholders, no other party is, in default under any lease described in SCHEDULE 3.1(k) except for such defaults as would not, individually or in the aggregate, have a Material Adverse Effect. All leasehold interests listed in SCHEDULE 3.1(k) (including the improvements thereon) are available for immediate use in the conduct of the Business as currently conducted.

          (l) PERSONAL PROPERTY. SCHEDULE 3.1(l) contains a description of the items of Personal Property which comprise all items of Personal Property which have a value in excess of $5,000 used or held for use in connection with the Business or which permit the conduct of the Business as now conducted. All such Personal Property is located at the locations listed on SCHEDULE 3.1(l). Except as set forth on SCHEDULE 3.1(l), the Company has good title to, or a valid leasehold or license interest in, all Personal Property and none of the Personal Property is subject to any Lien or other encumbrances, except for Permitted Encumbrances. The Company is not, and to the Knowledge of the Company, Seller and the Former Stockholders, no other party is, in default under any of the leases, licenses and other Contracts relating to the Personal Property except for such defaults as would not, individually or in the aggregate, have a Material Adverse Effect. The Company has no obligations to pay rent or other payment amounts under a lease of personal property which is required to be classified as a capital lease or liability on the face of a balance sheet prepared in accordance with GAAP. Except as otherwise disclosed in SCHEDULE 3.1(l), the Personal Property is in good operating condition and repair (ordinary wear and tear excepted) and is available for immediate use in the conduct of the Business as currently conducted.

          (m) LIENS. All of the assets of the Company are free and clear of all liens, pledges, voting agreements, voting trusts, proxy agreements, claims, security interests, restrictions, mortgages, deeds of trust, tenancies, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments, and other burdens, options or encumbrances of any kind (collectively, "Liens") except the Liens set forth on SCHEDULE 3.1(m). At the Closing, all of the assets of the Company, including without limitation any leasehold interests, shall be free and clear of all Liens, except Permitted Encumbrances.

          (n)  ENVIRONMENTAL MATTERS.  Except as set forth on SCHEDULE 3.1(n):

               (i) The operations of the Company substantially comply, and at all times have substantially complied, in all material respects with all Environmental Laws;

               (ii) No judicial or administrative proceedings are pending or, to the Knowledge of the Company, Seller and the Former Stockholders, threatened against the Company alleging the violation of any Environmental Laws and no written notice from any Governmental Entity or any private or public person has been received by the Company claiming any violation of any Environmental Laws in connection with any real property owned, managed or leased by the Company, or requiring any environmental response actions on or in connection with any real property owned, managed or leased by the Company that are necessary to comply with any Environmental Laws and that have not been complied with or otherwise resolved to the satisfaction of the party giving such notice;

               (iii) All material permits, registrations, licenses and authorizations required to be obtained or filed by the Company under any Environmental Laws in order for the Company to conduct its current operations ("Permits"), including those activities relating to the generation, use, storage, treatment, disposal, release, or remediation of Hazardous Substances (as such term is defined in Section 3.1(n)(iv) hereof), have been duly obtained or filed, and the Company is and has at all times complied in all material respects with the terms and conditions of all such Permits required to be performed by the Company;

               (iv) All Hazardous Substances used or generated by the Company on, in, or under any of the Company's owned, managed, or leased real property are, and have at all times been, generated, stored, used, treated, disposed of, and released by the Company in such manner as not to result in any material Environmental Costs or

     Liabilities to the Company. To the Knowledge of the Company, Seller and the Former Stockholders, all Hazardous Substances used or generated by other persons on, in, or under any of the Company's owned, managed, or leased real property are, and have at all times been, generated, stored, used, treated, disposed of, and released by other persons in such manner as not to result in any material Environmental Costs or Liabilities to the Company. "Hazardous Substances" means (A) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, and toxic substances as those or similar terms are defined under any Environmental Laws; (B) any asbestos or any material which contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (C) PCBs, or PCB-containing materials, or fluids; (D) radon; (E) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, constituent, or solid, liquid or gaseous waste; (F) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; (G) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Entity requires environmental investigation, monitoring or remediation; and (H) any underground storage tanks, dikes, or impoundments as defined under any Environmental Laws. "Environmental Costs or Liabilities" means any losses, liabilities, obligations, damages, fines, penalties, judgments, settlements, actions, claims, costs and expenses (including, without limitation, reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants, and the costs of investigation or feasibility studies and performance of remedial or removal actions and cleanup activities) arising from, under or in connection with
     (1) any violation of any Environmental Laws, (2) order of, or contract of the Company with, any Governmental Entity or (3) any exposure of any person or property to Hazardous Substances;

               (v) To the Knowledge of the Company, Seller and the Former Stockholders, there is not now, on, in or under any property currently owned, managed or leased by the Company any Hazardous Substances that are in a condition or location that violates any Environmental Law or that could reasonably be expected to (A) require remediation under any Environmental Laws or (B) give rise to a claim (1) for damages or compensation by any affected person or (2) to any Environmental Costs or Liabilities; and

               (vi) The Company has not received and, to the Knowledge of the Company, Seller and the Former Stockholders, does not have reason to believe it will receive, any notification from any source advising the Company that: (A) it is a potentially responsible party under CERCLA or any other Environmental Laws; (B) any real property currently or previously owned, managed, or leased by it is identified or proposed for listing as a federal National Priorities List ("NPL") (or state-equivalent) site or a Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") list (or state-equivalent) site; and (C) any facility to which it has ever transported or otherwise arranged for the disposal of Hazardous Substances is identified or proposed for listing as an NPL (or state-equivalent) site or CERCLIS (or state-equivalent) site.

          (o)  TAXES.  Except as set forth on SCHEDULE 3.1(o):

               (i) All Tax Returns required to be filed by or with respect to the Company and any affiliated, consolidated, combined, unitary or similar group of which the Company is or was a member, have been duly and timely filed (taking into account all valid extensions of filing dates), and all such Tax Returns are true, correct and complete in all material respects. The Company and any affiliated, consolidated, combined, unitary or similar group of which the Company is or was a member, has duly and timely paid (or there has been paid on its behalf) all Taxes that are due, except such Taxes the failure of which to pay would not have a Material Adverse Effect. With respect to any period for which Taxes are not yet due with respect to the Company and any affiliated, consolidated, combined, unitary or similar group of which the Company is or was a member, the Company has made due and sufficient current accruals for such Taxes in accordance with GAAP in the Audited Financial Statements. The Company has withheld and paid all Taxes required by all Applicable Laws to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor, stockholder or other third party, except for such Taxes the failure of which to withhold or pay would not, individually or in the aggregate, have a Material Adverse Effect.

               (ii) There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any affiliated, consolidated, combined, unitary or similar group of which the Company is or was a member, for any taxable period. No audit or other proceeding by any court, governmental or regulatory authority, or similar person is pending in regard to any material Taxes due from or with respect to the Company or any affiliated, consolidated, combined, unitary or similar group of which the Company is or was a member, other than normal and routine audits by nonfederal governmental authorities. All material deficiencies of Taxes assessed by any applicable taxing authority have been paid, fully settled or adequately provided for in the Balance Sheet. The Company has not received written notice that any assessment of material Taxes is proposed against the Company or any its assets.

               (iii) No consent to the application of section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or any of its assets. The Company has not agreed to make any material adjustment pursuant to section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of the Company which will or would reasonably cause the Company to include any material adjustment in taxable income for any taxable period (or portion thereof) ending after the Effective Date.

               (iv) The Company is not a party to, bound by, or subject to any obligation under, any Tax sharing agreement, Tax allocation agreement or similar contract, agreement or arrangement.

               (v) The Company has not executed or entered into with the IRS, or any taxing authority, a closing agreement pursuant to section 7121 of the Code or any similar provision of state, local, foreign or other income tax law, which will require any increase in taxable income or alternative minimum taxable income, or any reduction in tax credits for, the Company for any taxable period ending after the Effective Date.

               (vi) There are no requests for rulings from any taxing authority for information with respect to Taxes of the Company and, to the Knowledge of the Company, Seller and the Former Stockholders, no material reassessments (for property or ad valorem Tax purposes) of any assets or any property owned or leased by the Company have been proposed.

               (vii) None of the property of the Company is subject to a safe-harbor lease (pursuant to section 168(f)(8) of the Internal Revenue Code of 1954, as in effect after the Economic Recovery Tax Act of 1981, and before the Tax Reform Act of 1986) or is "tax-exempt use property" (within the meaning of section 168(h) of the Code) or "tax-exempt bond financed property" (within the meaning of section 186(g)(5) of the Code).

          (p)  CERTAIN AGREEMENTS.

               (i) SCHEDULE 3.1(p)(i) hereto lists each (A) employment or consulting Contract which is not terminable by the Company without liability or penalty on 30 days or less notice, (B) Contract under which any party thereto remains obligated to provide goods or services having a value, or to make payments aggregating, in excess of $50,000 per year,
     (C) other Contract that is material to the Company or the conduct of the Business, (D) Contracts set forth on SCHEDULE 3.1(k) (relating to leasehold interests) and (E) Contracts set forth on SCHEDULE 3.1(u) (relating to Contracts with Affiliates), in any such case, to which the Company is a party or to which the Company or its assets is bound (such Contracts listed or required to be listed, the "Material Contracts"). Each Material Contract is a valid and binding obligation of the Company and is in full force and effect without amendment. The Company and, to the Knowledge of the Company, Seller and the Former Stockholders, each other party to the Material Contracts, has performed in all material respects the obligations required to be performed by it under the Material Contracts and is not (with or without lapse of time or the giving of notice, or both) in breach or default thereunder except for such breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect. SCHEDULE 3.1(p)(i) identifies, as to each Material Contract listed thereon,
     (1) whether the consent of the other party thereto is required, (2) whether notice must be provided to any party thereto (and the length of such notice) and (3) whether any payments are required (and the amount of such payments), in each case in order for such Material Contract to continue in full force and effect upon the consummation of the transactions contemplated hereby or by the other Transaction Documents, and (4) whether such Material Contract can be canceled by the other party without liability to such other party due to the consummation of the transactions contemplated hereby or by the other Transaction Documents. A complete and accurate copy of each written Material Contract and a description of each oral Material Contract set forth in SCHEDULE 3.1(p)(i) has been provided to Buyer prior to the Effective Date.

               (ii) Except as disclosed in SCHEDULE 3.1(p)(ii), the Company is not a party to any oral or written agreement, plan or arrangement with any employee, consultant or independent contractor of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon, or result from, the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement or the other Transaction Documents, (B) providing severance benefits longer than 45 days or other benefits after the termination of employment or other contractual relationship regardless of the reason for such termination and regardless of whether such termination is before or after a change of control, (C) under which any person may receive payments subject to the tax imposed by section 4999 of the Code or (D) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the other Transaction Documents or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the other Transaction Documents.

               (iii) The Company has made available to Buyer (A) complete and accurate copies of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Debt of the Company is outstanding or may be incurred and
     (B) accurate information regarding the respective principal amounts currently outstanding thereunder.

          (q)  ERISA COMPLIANCE; LABOR.

               (i) SCHEDULE 3.1(q)(i) provides a description of each of the following which is sponsored, maintained or contributed to by the Company for the benefit of the Employees, Former Employees, directors of the Company, former directors of the Company, or any agents, consultants, or similar representatives providing services to or for the Company, or has been so sponsored, maintained or contributed to within six years prior to the Effective Date for the benefit of such individuals:

                    (A) each "employee benefit plan," as such term is defined in section 3(3) of ERISA (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA (each, a "Plan"); and

                    (B) each personnel policy, stock option plan, stock purchase plan, stock appreciation rights plan, phantom stock plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 3.1(q)(i)(A) ("Benefit Program or Agreement").

               (ii) True, correct and complete copies of each of the Plans, related trusts, insurance or group annuity contracts and each other funding or financing arrangement relating to any Plan, including all amendments thereto, have been furnished to Buyer. There has also been furnished to Buyer, with respect to each Plan required to file such report and description, the most recent report on Form 5500 and the summary plan description. True, correct and complete copies or descriptions of all Benefit Programs and Agreements have also been furnished to Buyer. A schedule of employer expenses with respect to each Plan, Benefit Program and Agreement for the current plan year and past plan year has been furnished to Buyer along with any administration agreement associated with any Plan. Buyer has also been furnished a recent actuarial report or valuation for each Plan subject to Title IV of ERISA. Additionally, the most recent determination letter from the Internal Revenue Service for each of the Plans intended to be qualified under section 401 of the Code, and any outstanding determination letter application for such plans, has been furnished.

               (iii) Except as otherwise set forth on SCHEDULE 3.1(q)(iii),

                    (A) The Company has substantially performed all obligations, whether arising by operation of law or by contract, required to be performed by it in connection with the Plans and the Benefit Programs and Agreements, and, to the Knowledge of the Company, Seller and the Former Stockholders, there have been no defaults or violations by any other party to the Plans or the Benefit Programs or Agreements, except any defaults or violations which would not have a Material Adverse Effect;

                    (B) All reports and disclosures relating to the Plans required to be filed with or furnished to governmental agencies, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner, except where the failure to file or furnish such reports would not have a Material Adverse Effect, and each Plan and each Benefit Program and Agreement has been administered in substantial compliance with its governing documents;

                    (C)  Each of the Plans intended to be qualified under
          section 401 of the Code satisfies the requirements of such section and has received a current favorable determination letter from the Internal Revenue Service regarding such qualified status. Such Plan, since receipt of the most recent favorable determination letter, has been amended, but to the Knowledge of the Company, Seller and the Former Stockholders, has not been operated or amended in a way which would adversely affect such qualified status;

                    (D) Each Plan, Benefit Program and Agreement has been administered in compliance with its terms, the applicable provisions of ERISA, the Code and all other Applicable Laws and the terms of all applicable collective bargaining agreements;

                    (E) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, Seller or the Former Stockholders, threatened against, or with respect to, any of the Plans, Benefit Programs or Agreements or their assets;

                    (F) All contributions required to be made to the Plans pursuant to their terms and provisions have been made timely;

                    (G) As to any Plan subject to Title IV of ERISA, there has been no event or condition which presents the risk of Plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of section 302 of ERISA or section 412 of the Code has been incurred, no reportable event within the meaning of section 4043 of ERISA (for which the disclosure requirements of Regulation section 4043.1 et seq., promulgated by the Pension Benefit Guaranty Corporation ("PBGC") have not been waived) has occurred, no notice of intent to terminate the Plan has been given under section 4041 of ERISA, no proceeding has been instituted under section 4042 of ERISA to terminate the Plan, no liability to the PBGC has been incurred, and the assets of the Plan equal or exceed the actuarial present value of the benefit liabilities, within the meaning of section 4041 of ERISA, under the Plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC;

                    (H) As to any Plan intended to be qualified under section 401 of the Code, there has been no termination or partial termination of the Plan within the meaning of section 411(d)(3) of the Code;

                    (I) No act, omission or transaction has occurred which would result in imposition on the Company of (1) breach of fiduciary duty liability damages under section 409 of ERISA, (2) a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or (3) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

                    (J) There is no matter pending or, to the Knowledge of the Company, Seller and the Former Stockholders, threatened (other than routine qualification determination filings) with respect to any of the Plans before the Internal Revenue Service, the Department of Labor or the PBGC;

                    (K) Each trust funding a Plan, which trust is intended to be exempt from federal income taxation pursuant to section 501(c)(9) of the Code, satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such exempt status;

                    (L) With respect to any employee benefit plan, within the meaning of section 3(3) of ERISA, which is not listed in SCHEDULE 3.1(q)(i) but which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the Effective Date, by any corporation, trade, business or entity under common control with the Company, within the meaning of section 414(b), (c) or (m) of the Code or section 4001 of ERISA ("Commonly Controlled Entity"), (1) no withdrawal liability, within the meaning of section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (2) no liability to the PBGC has been incurred by any Commonly Controlled Entity, which liability has not been satisfied, (3) no accumulated funding deficiency, whether or not waived, within the meaning of section 302 of ERISA or section 412 of the Code has been incurred, and (4) all contributions (including installments) to such plan required by section 302 of ERISA and section 412 of the Code have been timely made; and

                    (M) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not
          (1) require the Company to make a larger contribution to, or pay greater benefits under, any Plan, Benefit Program or Agreement than it otherwise would be required to make or (2) create or give rise to any additional vested rights or service credits under any Plan, Benefit Program, or Agreement.

               (iv) Except as otherwise set forth in SCHEDULE 3.1(q)(iv), the Company is not a party to any agreement, nor has it established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any person performing services for the Company upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

               (v) In connection with the consummation of the transaction contemplated by this Agreement, no payments have or will be made under the Plans, Benefit Programs and Agreements which, in the aggregate, would result in imposition of the sanctions imposed under sections 280G and 4999 of the Code.

               (vi) Except as otherwise set forth in SCHEDULE 3.1(q)(vi), the Company is not a party to or is bound by any severance agreement.

               (vii) Each Plan which is an "employee welfare benefit plan", as such term is defined in section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

               (viii) Except as otherwise set forth in SCHEDULE 3.1(q)(viii), no Plan, Benefit Program or Agreement provides retiree medical or retiree life insurance benefits to any person and the Company is not contractually or otherwise obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of section 601 through 608 of ERISA and section 4980B of the Code.

               (ix) SCHEDULE 3.1(q)(ix) lists each multi-employer plan within the meaning of section 3(37) of ERISA in which the Company is a participating employer. There is no dollar amount of withdrawal liability which would be owed by the Company to such Plan if the Company ceased contributing to such Plan immediately after consummation of the transaction contemplated by this Agreement, except for such liabilities which would not, individually or in the aggregate, have a Material Adverse Effect.

               (x) Except as otherwise set forth in SCHEDULE 3.1(q)(x), no Plan, Benefit Program or Agreement provides that payments pursuant to such Plan, Benefit Program or Agreement may be made in securities of the Company or a Commonly Controlled Entity, nor does any trust maintained pursuant to any Plan, Benefit Program or Agreement hold any securities of the Company or a Commonly Controlled Entity.

               (xi) Except as otherwise set forth in SCHEDULE 3.1(q)(xi), the Company is not a party to any collective bargaining agreement. The Company has not agreed to recognize any union or other collective bargaining representative, nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative of any of the Employees. To the Knowledge of the Company, Seller and the Former Stockholders no union organizational campaign or representation petition is currently threatened with respect to any of the Employees. There is no labor strike or labor dispute, slowdown, work stoppage or lockout pending or, to the Knowledge of the Company, Seller and the Former Stockholders, threatened against or affecting the Company, and the Company has not experienced any labor strike, slowdown, work stoppage or lockout since January 1, 1995. The Company (A) is, and has always been since January 1, 1995, in substantial compliance with all Applicable Laws regarding labor and employment practices, including, without limitation, Applicable Laws relating to terms and conditions of employment, equal employment opportunity, employee compensation, employee benefits, affirmative action, wages and hours, plant closing and mass layoff, occupational safety and health, immigration, workers' compensation, disability, unemployment compensation, whistle blower laws or other employment or labor relations laws, (B) is not engaged, nor has it since January 1, 1995, engaged, in any unfair labor practices, and has no, and has not had since January 1, 1995, any, unfair labor practice charges or complaints before the National Labor Relations Board pending or, to the Knowledge of the Company, Seller and the Former Stockholders, threatened against it, (C) has no, and has not had since January 1, 1995, any, grievances, arbitrations, or other proceedings arising or asserted to arise under any collective bargaining agreement, pending or, to the Knowledge of the Company, Seller and the Former Stockholders threatened, against it and (D) has no, and has not had since January 1, 1995, any, charges, complaints, or proceedings before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Entity responsible for regulating labor or employment practices, pending, or, to the Knowledge of the Company, Seller and the Former Stockholders, threatened against it.

               (xii) SCHEDULE 3.1(q)(xii) contains a true and complete list of all persons employed by the Company, including the respective dates of hire of each, any employment agreements to which such persons are parties, a description of material compensation arrangements (other than employee benefit plans set forth in SCHEDULE 3.1(q)(i)) and a list of other terms of any and all material agreements affecting such persons.

          (r) INTELLECTUAL PROPERTY. SCHEDULE 3.1(r) is a true and complete list of all Intellectual Property. True and complete copies of all documents representing such Intellectual Property and all license agreements or Contracts pertaining to any such Intellectual Property have previously been provided to Buyer. Except as disclosed in SCHEDULE 3.1(r):

               (i) the Company has good title, free and clear of all Liens, to each item of Intellectual Property;

               (ii) For each United States and foreign patent, patent application, design patent, design patent application, utility model and industrial model listed in SCHEDULE 3.1(r) as owned by the Company, all maintenance fees, renewal fees or other fees required to be paid to avoid abandonment have been timely paid, and any applicable working requirements have been timely met;

               (iii) For each United States and foreign registered trademark, registered service mark and registered trade name listed in
     SCHEDULE 3.1(r) as owned by Company, all appropriate affidavits and associated fees necessary to show continued use, and all renewals and associated fees, have been timely filed with the appropriate administrative or governmental office;

               (iv) Each United States and foreign patent application and design patent application, and each United States and foreign application for registration of a trademark, service mark, trade name or copyright listed in SCHEDULE 3.1(r) as owned by Company, remains pending and has not been abandoned;

               (v) To the Knowledge of the Company, Seller and the Former Stockholders, each license agreement or Contract under which Company has any license, right or interest in the Intellectual Property is a valid, binding and enforceable agreement which remains in full force and;

               (vi) To the Knowledge of the Company, Seller and each of the Former Stockholders, no product used, sold or manufactured by Company, nor the conduct of the Business by Company as it is currently conducted, infringes on or otherwise violates the patent, design patent, trademark, service mark, trade name, copyright, industrial model, utility model, trade secret or other intellectual property rights of any third party;

               (vii) No third party is challenging or, to the Knowledge of Company, Seller and the Former Stockholders, infringing or otherwise violating any of the Intellectual Property owned by Company;

               (viii) No third party is challenging or, to the Knowledge of Company, Seller and the Former Stockholders, infringing or otherwise violating the Intellectual Property under which the Company has any right, license, or interest;

               (ix) To the Knowledge of Company, Seller and the Former Stockholders, there are no restrictions that would materially impair the use of any United States or foreign trademark, service mark or trade name listed in Schedule 3.1(r) by Buyer or the transfer of any United States or foreign trademark, service mark or trade name listed in SCHEDULE 3.1(r) to Buyer; and

               (x) The Company has taken commercially reasonable precautions to maintain the confidentiality of any Know-how relating to the Business, except for such Know-how the failure of which to keep confidential would not, individually or in the aggregate, have a Material Adverse Effect.

          (s) ASSETS. Except as set forth on SCHEDULE 3.1(s), the Company owns or has the enforceable right to use all of the assets (real, personal, or mixed, tangible or intangible) and properties which are used or held for use in the operation of the Business as presently conducted by the Company.

          (t) CUSTOMERS AND SALES. SCHEDULE 3.1(t) contains a true, correct and complete list of all of the Company's customers during the period from January 1, 1995, through December 31, 1997, which have paid fees or otherwise generated revenues for the Company in excess of One Hundred Thousand Dollars ($100,000) in the aggregate (the "Significant Customers"). Except as indicated in SCHEDULE 3.1(t), the Company has received no notice that, and neither the Company, nor Seller, nor either of the Former Stockholders has any Knowledge that, any of the Significant Customers intends to cease doing business with the Company or materially decrease the amount of its purchases from the Company prior to or after the Closing.

          (u) AFFILIATE RELATIONSHIPS. Except as set forth on SCHEDULE 3.1(u), there are no, and for the last twenty-four months there have been no, transactions, contracts or other arrangements involving the Company in which any stockholder, officer, director, employee or other Affiliate of the Company has or has had a financial interest, including indebtedness to the Company.

          (v) NO DISPOSITIONS. Except as set forth on SCHEDULE 3.1(v), since the Balance Sheet Date, there has not occurred any sale, lease, transfer, assignment, abandonment or other disposition of any of the assets of the Company other than any disposition of (i) obsolete property, (ii) property in connection with the acquisition of replacement property of equal value, or (iii) assets having, in the aggregate, a value of less than $15,000 in the aggregate disposed of in the ordinary course of business and consistent with past practices.

          (w) ACCOUNTS RECEIVABLE. The Accounts Receivable of the Company are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services or other business transactions in the ordinary course of business consistent with past practice, and are not subject to valid defenses, set-offs or counterclaims. The allowances for collection losses associated with such Accounts Receivable in the Financial Statements have been determined in accordance with GAAP consistent with past practice. There are no discounts, trade promotions or other marketing arrangements that affect the collectibility or value of any Accounts Receivable of the Company other than those set forth on SCHEDULE 3.1(w).

          (x) DISCLOSURE. To the Knowledge of the Company, Seller and the Former Stockholders, no representation or warranty by the Company, Seller or any Former Stockholder contained in this Agreement or in any exhibit, schedule, written statement, certificate or other document delivered or to be delivered by the Company, Seller or any Former Stockholder pursuant to this Agreement or in connection with the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

     3.2 REPRESENTATIONS AND WARRANTIES OF THE FORMER STOCKHOLDERS. Each Former Stockholder, severally as to himself and itself and not jointly, represents and warrants to Buyer as follows (with the understanding that Buyer is relying on such representations and warranties in entering into and performing this Agreement):

          (a) AUTHORITY. Such Former Stockholder has full legal capacity to execute and deliver this Agreement and the other Transaction Documents to which such Former Stockholder is a party and to perform the obligations of such Former Stockholder hereunder and thereunder. This Agreement and such Transaction Documents and the consummation by such Former Stockholder of the transactions contemplated hereby or thereby have been, or upon execution and delivery will be, duly and validly executed and delivered by such Former Stockholder and constitute a valid and binding obligation of such Former Stockholder, enforceable against such Former Stockholder in accordance with their respective terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          (b) NO CONFLICT; REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by such Former Stockholder do not, and the performance by such Former Stockholder of the transactions contemplated hereby or thereby will not, subject to obtaining the consents, approvals, authorizations, and permits and making the filings described in this Section 3.2(b) or otherwise described on
SCHEDULE 3.2(b), (i) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or give any party the right to terminate or accelerate any obligation, or give rise to the creation of any Lien upon the Shares under, any of the terms, conditions, or provisions of any agreement or other instrument or obligation to which such Former Stockholder is a party or by which it may be bound, or (ii) violate any order, writ, judgment, injunction, decree, statute, law, rule, or regulation of any Governmental Entity binding upon the such Former Stockholder except for such violations, conflicts, breaches, or defaults as would not, individually or in the aggregate, have a material adverse effect on the ability of such Former Stockholder to enter into this Agreement and consummate the transactions contemplated in this Agreement and in the other Transaction Documents. No Consent of or registration, declaration, or filing with any Governmental Entity is required by or with respect to such Former Stockholder in connection with the execution and delivery of any Transaction Documents by such Former Stockholder or the consummation of the transactions contemplated hereby or thereby, except for applicable requirements, if any, of the Securities Act and the Exchange Act and state securities or blue sky laws.

          (c) HSR ACT. X hereby represents and warrants to Buyer that (i) that he is the "ultimate parent entity" of the Company for purposes of the HSR Act and regulations thereunder at 16 C.F.R. Section 801.1(a)(3) and (ii) he is not a person who has total assets of $10,000,000 or more within the meaning of the size-of-person test set forth in the HSR Act at 15 USC. Section 18(a) and regulations thereunder at 16 C.F.R. Section 801.11. X hereby acknowledges that Buyer is relying upon the representation and warranty set forth in this
Section 3.2(d) in making the representations and warranties of Buyer set forth in Section 3.3(c), and X hereby consents to such reliance.

     3.3 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller and each Former Stockholder as follows (with the understanding that Seller and the Former Stockholders are relying on such representations and warranties in entering into and performing this Agreement):

          (a) ORGANIZATION, STANDING AND POWER. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

          (b) AUTHORITY. Buyer has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents by Buyer and the consummation by Buyer of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of Buyer. This Agreement and the other Transaction
Documents to which Buyer is a party have been, or upon execution and delivery will be, duly executed and delivered and constitute, or upon execution and delivery will constitute, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          (c) NO CONFLICT; REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party do not, and the performance by Buyer of the transactions contemplated hereby or thereby will not, subject to obtaining the consents, approvals, authorizations, and permits and making the filings described in this Section or otherwise described on SCHEDULE 3.3(c), (i) violate, conflict with, or result in any breach of any provisions of Buyer's Articles of Incorporation or Bylaws,
(ii) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions, or provisions of any material loan or credit agreement, note, bond, mortgage, indenture, or deed of trust, or any license, lease, agreement, or other instrument or obligation to which Buyer is a party or by which it or any of its assets is bound or subject, or (iii) violate any order, writ, judgment, injunction, decree, statute, law, rule or regulation, of any Governmental Entity binding upon Buyer or by which or to which any of its assets is bound or subject except for such violations, conflicts, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the Buyer's ability to enter into this Agreement and to consummate the transactions contemplated in this Agreement and the in the other Transaction Documents. No Consent of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or any Transaction Documents by Buyer or the consummation by it of the transactions contemplated hereby or thereby, except for applicable requirements, if any, of the Securities Act and the Exchange Act and state securities or blue sky laws and except for such Consents, registrations, declarations or filings the failure of which to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to enter into this Agreement and to consummate the transactions contemplated in this Agreement and in the other Transaction Documents; provided, however, that representation made by Buyer in this Section 3.3(c), 3.4(d) is made in reliance upon, and is subject to the accuracy of, the representation and warranty made to Buyer by X in Section 3.2(c).

          (d) LITIGATION. There is no claim, action, suit, inquiry, grievance, arbitration, judicial or administrative proceeding pending or, to the Knowledge of Buyer, threatened against Buyer relating to the transactions contemplated by this Agreement or any other Transaction Documents.

          (e) INVESTMENT INTENT. The Shares to be acquired by Buyer are being acquired for Buyer's own account, for investment and with no intention of distributing or reselling such Shares or any part thereof or interest therein in any transaction which would be a violation of the securities laws of the United States of America or any state or any foreign country or jurisdiction.

          (f) FORM 8-K. No event required to be reported by Buyer under Item 1 (Changes in Control of Registrant) of Exchange Act Form 8-K has occurred and Buyer has no reason to believe that any such event will occur within 30 days after the Effective Date.

     3.4 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as follows (with the understanding that Buyer is relying on such representations and warranties in entering into and performing this Agreement):

          (a) OWNER OF SHARES. As of the Effective Date, Seller is the holder of record and owns beneficially all of the Shares, free and clear of all Liens. At the Closing, Buyer will receive good and valid title to the Shares owned by Seller, free and clear of all Liens.

          (b) ORGANIZATION, STANDING AND POWER. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

          (c) AUTHORITY. Seller has all requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents by Seller and the consummation by Seller of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of Seller. This Agreement and the other Transaction Documents to which Seller is a party have been, or upon execution and delivery will be, duly executed and delivered and constitute, or upon execution and delivery will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          (d) NO CONFLICT; REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party do not, and the performance by Seller of the transactions contemplated hereby or thereby will not, subject to obtaining the consents, approvals, authorizations, and permits and making the filings described in this
Section 3.4(d) or on SCHEDULE 3.4(d), (i) violate, conflict with, or result in any breach of any provisions of Seller's Limited Liability Company Agreement,
(ii) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions, or provisions of any material loan or credit agreement, note, bond, mortgage, indenture, or deed of trust, or any license, lease, agreement, or other instrument or obligation to which Seller is a party or by which it or any of its assets is bound or subject, or (iii) violate any order, writ, judgment, injunction, decree, statute, law, rule or regulation, of any Governmental Entity binding upon Seller or by which or to which any of its assets is bound or subject except for such violations, conflicts, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on Seller's ability to enter into this

Agreement and to consummate the transactions contemplated in this Agreement and in the other Transaction Documents. No Consent of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any Transaction Documents by Seller or the consummation by it of the transactions contemplated hereby or thereby, except for applicable requirements, if any, of the Securities Act and the Exchange Act and state securities or blue sky laws and except for such Consents, registrations, declarations or filings the failure of which to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of Seller to enter into this Agreement and to consummate the transactions contemplated in this Agreement and in the other Transaction Documents.

          (e) LITIGATION. Except as set forth on SCHEDULE 3.4(e), there is no claim, action, suit, inquiry, grievance, arbitration, judicial or administrative proceeding pending or, to the Knowledge of Seller, threatened against Seller relating to the transactions contemplated by this Agreement or any other Transaction Documents.

                                  ARTICLE 4

                                 COVENANTS OF
                 THE COMPANY, SELLER AND THE FORMER STOCKHOLDERS

     The Company, Seller and the Former Stockholders, jointly and severally, covenant and agree with Buyer as follows:

     4.1 TRANSFERRED ASSETS. (a) At or prior to the Closing, the Company shall, and Seller and the Former Stockholders shall cause the Company to, sell to Seller the Transferred Assets listed in Part I of EXHIBIT F in exchange for a purchase price equal to the amount set forth in Part I of EXHIBIT F. Such purchase price shall be paid by the execution and delivery of the Seller Demand Note.

          (b) At or prior to the Closing, the Company shall, and Seller and the Former Stockholders shall cause the Company to, sell to the Former Stockholders the Transferred Assets listed in Part II of EXHIBIT F in exchange for a purchase price equal to the amount set forth in Part II of EXHIBIT F. Such purchase price shall be paid by the execution and delivery of the Stockholders Demand Note.

          (c) The Seller and the Former Stockholders will promptly reimburse the Company for any out-of-pocket costs payable by the Company as a result of the transfer of the Transferred Assets to the Former Stockholders.

     4.2 MERGER OR LIQUIDATION OF COMPANY. At such time as Buyer determines to merge the Company into another entity or to liquidate the Company, Buyer agrees to use reasonable efforts to cause to be assigned to the successor-in-interest of the Company any rights which the Company might have to receive benefits under
(a) insurance policies and (b) agreements by others to indemnify the Company, including, but not limited to, rights to receive indemnification from owners of real properties managed or leased by the Company.

Buyer has agreed to the foregoing at the request of Seller and Former Stockholders in view of the fact that the receipt by the Company or its successors of payments from insurance companies or other indemnitors may reduce the damages for which Seller and the Former Stockholders are obligated to indemnify the Buyer Indemnified Parties pursuant to Article 8 of this Agreement.

     4.3 PAYMENT OF BUYER INDEMNIFIED SAVINGS COSTS. Seller and each of the Former Stockholders hereby jointly and severally hereby covenant and agree with Buyer that, from and after the Closing, Seller and the Former Stockholders shall assume, and hereby undertake to pay, discharge and perform all obligations and liabilities arising out of the Buyer Indemnified Savings Matters which accrue after the Closing. Seller and each of the Former Stockholders jointly and severally hereby covenant and agree with the Company and Buyer that, from and after the Closing, promptly following delivery by the Company or Buyer of a written request to pay any charge, cost or expense relating to any Buyer Indemnified Savings Matters, Seller and the Former Stockholders shall promptly (but in any event no later than fifteen (15) Business Days from receipt of such request) pay the amount of such charge, cost or expense to the Company or, Buyer.

     4.4 BOARD OF DIRECTORS. At the Closing, the Company, Seller and the Former Stockholders shall deliver to Buyer letters from each director of the Company pursuant to which such directors shall resign from their positions on the Company's board of directors. The Company, Seller and each Former Stockholder covenant and agree with Buyer to cause to be elected to the Company's board of directors such nominees as the Buyer shall designate, effective immediately upon consummation of the Purchase.

     4.5 CHARTER AMENDMENT. Upon the terms and subject to the conditions set forth herein, prior to the Closing the Company, Seller and each of the Former Stockholders shall take all actions necessary to amend and restate the Company's Articles of Incorporation by filing with the California Secretary of State an Amended and Restated Articles of Incorporation in the form of EXHIBIT G hereto (the "Charter Amendment"), executed by a duly authorized officer of the Company. By his execution and delivery of this Agreement, Seller hereby consents (in its capacity as a stockholder of the Company) to the approval of the Charter Amendment and to the execution and filing of the Charter Amendment with the California Secretary of State, and agrees that Seller will not withdraw, revoke, rescind or alter such consent in any way without the prior written consent of Buyer.

     4.6 BYLAW AMENDMENT. Upon the terms and subject to the conditions set forth herein, prior to the Closing the Company, Seller and each of the Former Stockholders shall take all actions necessary to amend the Company's Bylaws by causing an amendment to the Company's Bylaws in the form of EXHIBIT H hereto (the "Bylaw Amendment") to be adopted by the Company and to be inserted into and kept with the Bylaws of the Company by a duly authorized officer of the Company. By his execution and delivery of this Agreement, Seller hereby consents (in its capacity as a stockholder of the Company) to the approval of the Bylaw Amendment, and agrees that Seller will not withdraw, revoke, rescind or alter such consent in any way without the prior written consent of Buyer.

     4.7 CONTINGENT CONSIDERATION ESCROW AGREEMENT. Subject to the terms and conditions hereof, at the Closing the Seller Representative shall enter into a Contingent Consideration Escrow Agreement with Buyer and the Escrow Agent substantially in the form attached hereto as EXHIBIT B.

     4.8 EMPLOYMENT AGREEMENTS. Subject to the terms and conditions hereof, at the Closing each of the Former Stockholders and Robert N. Ruth shall enter into an Employment Agreement with Buyer in the forms previously agreed upon.

     4.9 INDEMNIFICATION ESCROW AGREEMENT. Subject to the terms and conditions hereof, at the Closing the Seller Representative shall enter into an Indemnification Escrow Agreement with Buyer and the Escrow Agent substantially in the form attached hereto as EXHIBIT C.

     4.10 TRADENAME LICENSE AGREEMENT. Subject to the terms and conditions hereof, X shall enter into a Trade Name License Agreement with Buyer and the Company substantially in the form attached hereto as EXHIBIT E.

                                   ARTICLE 5

                               COVENANTS OF BUYER

     5.1 INSURANCE. Buyer will cause the Company to continue to maintain all of its existing liability and crime insurance coverage, or Buyer will maintain comparable insurance with prior acts endorsements for a period of at least one
(1) year after the Effective Date; provided, however, that if any such Company insurance is replaced with insurance currently maintained by Buyer, such insurance shall be deemed comparable notwithstanding the reduction of policy limits from $2 million to $1,500,000.

     5.2 INDEMNIFICATION OF OFFICERS AND DIRECTORS. From and after the Closing, Buyer shall, in accordance with and to the extent set forth in the provisions of the Charter Amendment and the Bylaw Amendment, cause the Company and its successors and assigns to indemnify the officers, directors, employees and agents of the Company for damages they might sustain by reason of the fact that they served as officers, directors, employees or agents of the Company prior to the Closing. From and after the Closing, Buyer will (a) indemnify the Company's directors, officers, employees and agents for any damages they might sustain by reason of the fact that they serve as a director, officer, employee or agent of Buyer or its subsidiaries, and (b) cover the Company's directors, officers, employees and agents under director and officer liability insurance policies, all to the same extent that Buyer provides such indemnification and insurance coverage to the other officers, directors, employees or agents of Buyer and its subsidiaries.

     5.3 CONTINGENT CONSIDERATION LETTER OF CREDIT. Subject to the terms and conditions hereof, Buyer shall request Issuer to issue in favor of the Seller Representative and the Escrow Agent the Contingent Consideration Letter of Credit substantially in the form attached hereto as EXHIBIT D.

     5.4 CONTINGENT CONSIDERATION ESCROW AGREEMENT. Subject to the terms and conditions hereof, Buyer shall enter into the Contingent Consideration Escrow Agreement with the Seller Representative and the Escrow Agent substantially in the form attached hereto as EXHIBIT B.

     5.5 EMPLOYMENT AGREEMENTS. Subject to the terms and conditions hereof, Buyer shall enter into an Employment Agreement with each of the Former Stockholders and Robert Ruth, substantially in the forms previously agreed upon.

     5.6 INDEMNIFICATION ESCROW AGREEMENT. Subject to the terms and conditions hereof, Buyer shall enter into an Indemnification Escrow Agreement with the Seller Representative and the Escrow Agent substantially in the form attached hereto as EXHIBIT C.

     5.7 TRADENAME LICENSE AGREEMENT. Subject to the terms and conditions hereof, Buyer shall enter into a Tradename License Agreement with X, substantially in the form attached hereto as EXHIBIT E.

     5.8 INSPECTION RIGHTS. After the Closing and until all payments of Additional Consideration shall have been made, Buyer shall permit Seller, Former Stockholders and their respective representatives, upon reasonable notice and during reasonable business hours, (a) to examine the books and records of the Company and its successors and assigns, such examination to be at the expense of Seller and Former Stockholders, (b) to discuss business affairs and finances of the Company with the officers of the Company, and (c) to inspect the facilities of the Company.

     5.9 TAX RETURNS. Prior to the filing of any Tax return of the Company which covers any period ending or prior to the Closing, Buyer shall provide Seller and the Former Stockholders with a copy of such Tax return and shall give Seller and the Former Stockholders the opportunity to discuss with Buyer any elections and positions taken by the Company in any such Tax returns which could reasonably be expected to have an effect on Seller or Former Stockholders.

     5.10 EMPLOYEES. All employees of the Company who are retained after the Closing will receive credit for past service with the Company with respect to the ability to participate in Buyer's 401(k) plan and the ability to receive time off for vacation (as opposed to vacation pay). While such employees remain employees of the Company or the Company's successor, such employees will be provided with medical benefits under the new medical insurance policy acquired by the Company for the period ending December 31, 1998, and with other employee benefits consistent with the benefits generally provided by Buyer to its employees, subject to the terms and conditions upon which Buyer provides such benefits to its employees.

                                    ARTICLE 6

                                MUTUAL COVENANTS

     6.1 GOVERNMENTAL CONSENTS. Promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Entities such requests, reports, or notifications as may be required in connection with this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Without limiting the foregoing, promptly following the execution of this Agreement, the parties shall make all necessary filings and, thereafter, make any other required submissions with respect to the transactions contemplated hereby under the Securities Act and the rules and regulations thereunder and any other applicable federal or state securities laws.

     6.2 BROKERS OR FINDERS. Except for the previously disclosed fee payable to J.P. Morgan Securities Inc., which fee shall be paid in accordance with the provisions of Section 9.7, the Company, Seller and each Former Stockholder represent and warrant to Buyer that no agent, broker, investment banker, or other person engaged by the Company, Seller or such Former Stockholder, respectively, is or will be entitled to any broker's or finder's fee or any other commission or similar fee payable by Buyer or the Company in connection with any of the transactions contemplated by this Agreement. Buyer represents and warrants to the Company, Seller and each Former Stockholder that Buyer has not engaged any broker, investment banker or other person that will be entitled to any broker's or finder's fee or any other commission or similar fee from the Company or any Former Stockholder in connection with any of the transactions contemplated by this Agreement.

     6.3 ADDITIONAL AGREEMENTS. Subject to the terms and conditions of this Agreement, each of the Company, Seller, the Former Stockholders and Buyer will use its commercially reasonable efforts to do, or cause to be taken all action and to do, or cause to be done, all things necessary, proper, or advisable under Applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Effective Date, any further action is necessary to comply with this Agreement, the parties to this Agreement or their duly authorized representatives shall use reasonable efforts to take all such action. Without limiting the generality of the foregoing, if, after the Effective Date, Buyer seeks indemnification or recovery from one or more other parties to a Contract or otherwise seeks to enforce such Contract and, in order to obtain such indemnification, recovery or enforcement, it is necessary for Seller or a Former Stockholder to participate in any enforcement proceeding or otherwise provide assistance to Buyer, then, at the request, upon reasonable prior notice, during normal business hours and without unreasonable interruption of such person's business activities, and at the sole expense of Buyer, Seller and each Former Stockholder shall take such action as Buyer may reasonably request in connection with Buyer's efforts to obtain such indemnification, recovery or enforcement.

                                 ARTICLE 7

                                  CLOSING

     7.1 CLOSING. The Closing will take place immediately following the execution and delivery of this Agreement at the offices of Allen, Matkins, Leck, Gamble & Mallory LLP, in Los Angeles, California, or at such other place and/or time as the parties may agree, and shall be deemed to have occurred as of the opening of business on the Effective Date. For purposes of this Agreement, each and every event referred to in this Article 7 that is to occur at the Closing shall be deemed to have occurred contemporaneously.

     7.2  ACTIONS TO OCCUR AT CLOSING.

          (a) At the Closing, Buyer shall deliver to Seller, the Company or the Former Stockholders (or to the Escrow Agent or the recipients of any amounts required to pay any Debt, Extraordinary Payments or Company Transaction Costs as indicated) the following:

               (i) PURCHASE PRICE. An amount equal to the Cash Purchase Price, as adjusted in accordance with the provisions of Sections 2.4, minus the Indemnification Holdback Amount and minus the Cash Bonus Amount to Seller by wire transfer of immediately available funds;

               (ii) REDUCTIONS. Any amounts payable for any Debt, Extraordinary Payments or Company Transaction Costs by wire transfer of immediately available funds or, if requested by Seller with respect to certain Extraordinary Payments, by delivery of a check to the persons designated by Company prior to the Closing;

               (iii) CONTINGENT CONSIDERATION LETTER OF CREDIT. Contingent Consideration Letter of Credit to the Escrow Agent;

               (iv) ESCROW AGREEMENTS. A counterpart of each of the Indemnification Escrow Agreement and the Contingent Consideration Escrow Agreement executed by Buyer;

               (v) DEPOSIT OF INDEMNIFICATION HOLDBACK AMOUNT. Deposit an amount of cash equal to the Indemnification Holdback Amount with the Escrow Agent;

               (vi) EMPLOYMENT AGREEMENTS. A counterpart of each of the Employment Agreements executed by Buyer;

               (vii) TRADENAME LICENSE AGREEMENT. A counterpart of the Tradename License Agreement executed by Buyer;

               (viii) LEGAL OPINION. The opinion of counsel to the Buyer in substantially the form attached as EXHIBIT I hereto; and

               (ix) CASH BONUS AMOUNT. An amount equal to the Cash Bonus Amount to the Company by wire transfer of immediately available funds.

          (b) At the Closing, the Company, Seller and the Former Stockholders shall deliver to Buyer (or the recipients of any amounts required to pay any Company Transaction Costs, as indicated) the following:

               (i) SHARE CERTIFICATES. Certificates representing the Shares, duly endorsed by Seller in blank or accompanied by stock powers duly endorsed in blank, and otherwise in proper form for transfer;

               (ii) LEGAL OPINION. The opinion of counsel to the Company in substantially the form attached as EXHIBIT J hereto.

               (iii) CONSENTS; ACKNOWLEDGMENTS. The original of each consent or approval of each person that is a party to a Material Contract (including evidence of the payment of any required payment) and whose consent or approval shall be required in order to permit the consummation of the transactions contemplated hereby or to prevent a breach of such Contract or the creation of a right to terminate such Contract, and such consent or approval shall be in form and substance reasonably satisfactory to Buyer;

               (iv) ESCROW AGREEMENTS. A counterpart of each of the Indemnification Escrow Agreement and the Contingent Consideration Escrow Agreement executed by the Seller Representative;

               (v) EMPLOYMENT AGREEMENTS. A counterpart of each of the Employment Agreements executed by each of the Former Stockholders and Robert Ruth, respectively, as applicable; and

               (vi) TRADENAME LICENSE AGREEMENT. A counterpart of the Tradename License Agreement executed by X and the Company.

               (vii) REDUCTIONS. Receipts reasonably acceptable to Buyer, from the recipients of the Company Transaction Costs.

          (c) At the Closing, Buyer shall receive from Seller a non-foreign affidavit within the meaning of section 1445(b)(2) of the Code.

                                 ARTICLE 8

                               INDEMNIFICATION

     8.1  INDEMNIFICATION OF BUYER.  (a) Subject to the provisions of this
Article 8 and Section 9.2 below, the Company, Seller and each Former Stockholder, jointly and severally, agree to indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Buyer Indemnified Costs.

          (b) Subject to the provisions of this Article 8 and Section 9.2 below, each Former Stockholder severally agrees to indemnify and hold harmless each of the Buyer Indemnified Parties from and against any and all Buyer Indemnified Former Stockholder Costs.

          (c) Subject to the provisions of this Article 8 and Section 9.2 below, the Company, Seller and each Former Stockholder, jointly and severally, agree to indemnify and hold harmless each of the Buyer Indemnified Parties from and against any and all Buyer Indemnified Seller Costs.

     8.2  INDEMNIFICATION OF SELLER.  Subject to the provisions of this
Article 8 and Section 9.2 below, Buyer agrees to indemnify and hold harmless each of the Seller Indemnified Parties from and against any and all Seller Indemnified Costs.

     8.3 DEFENSE OF THIRD-PARTY CLAIMS. An Indemnified Party shall give prompt written notice to any person who is obligated to provide indemnification hereunder (an "Indemnifying Party") of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "third-party action") in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this Article 8 unless the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as it deems appropriate; provided, however, that:

          (a) The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Parties shall pay the legal fees of the Indemnified Party if
(i) the employment of separate counsel shall have been authorized in writing by all Indemnifying Parties in connection with the defense of such third-party action, (ii) the Indemnifying Parties shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action, or (iii) the Indemnified Party's counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a material conflict of interest that could violate applicable standards of professional conduct to have common counsel);

          (b) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have a material adverse effect on its business;

          (c) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and

          (d) The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action
(i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time; or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially and adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article 8 and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

     8.4 DIRECT CLAIMS. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 8.3 because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. Subject to the limitations set forth in Sections 8.6(c) and 9.2, the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim. Any Indemnifying Party shall promptly (but in no event later than 15 days after the date on which the Indemnifying Party receives notice from the Indemnified Party of a claim for indemnification under the terms hereof) pay, reimburse, repay or otherwise discharge any Indemnified Costs of the Indemnified Party.

     8.5 ESCROW. On the Effective Date, Buyer, the Seller Representative and the Escrow Agent will enter into the Indemnification Escrow Agreement in accordance with which Buyer shall, at Closing, deposit the Indemnification Holdback Amount with the Escrow Agent.

     8.6 LIMITATIONS. Subject to Section 9.2 hereof, the following provisions of this Section 8.6 shall be applicable after the time of the Closing:

          (a) MINIMUM LOSS. No Indemnifying Party shall be required to indemnify an Indemnified Party for Indemnified Representation Costs unless and until the aggregate amount of such Indemnified Representation Costs for which the Indemnified Party is otherwise entitled to indemnification pursuant to this
Article 8 exceeds $100,000 (the "Minimum Loss"). After the Minimum Loss is exceeded, the Indemnified Party shall be entitled to be paid the entire amount of its Indemnified Representation Costs in excess of (but not including) the Minimum Loss, subject to the limitations on recovery and recourse set forth in this Section 8.6 and subject to the exception contained in Section 9.2.

          (b) DETERMINATION OF BREACH. For purposes of determining (i) whether an Indemnifying Party shall be required to indemnify an Indemnified Party under this Article 8 or

(ii) the aggregate amount of Minimum Loss suffered by an Indemnified Party, each representation and warranty contained in this Agreement for which indemnification can be or is sought hereunder shall be read (including for purposes of determining whether a breach of such representation or warranty has occurred) without regard to materiality (including Material Adverse Effect) qualifications that may be contained therein.

          (c) LIMITATION AS TO TIME. No Indemnifying Party shall be liable for any Indemnified Representation Costs pursuant to this Article 8 unless a written claim for indemnification in accordance with Section 8.3 or 8.4 is given by the Indemnified Party to the Indemnifying Party with respect thereto on or before June 30, 1999, except that this time limitation shall not apply to any
(i) claims for amounts not set forth on SCHEDULE 2.4; (ii) claims for breaches of the representations and warranties contained in Section 3.1(b) (relating to capital structure) and Section 3.4(a) (relating to ownership of the Shares), which representations and warranties shall survive indefinitely; (iii) claims for breaches of representations and warranties contained in Section 3.1(o) (relating to taxes), which representations and warranties shall survive until the expiration of the applicable statute of limitations; or (iv) claims for breaches of the representations and warranties contained in Section 3.1(n) (relating to environmental matters), which representations and warranties shall survive until the fifth anniversary of the Effective Date.

          (d) NO CONTRIBUTION. Seller and Former Stockholders, and not the Company (which will be released as of the Closing of its obligations under Section 8.1), shall be liable for any Buyer Indemnified Costs and Buyer Indemnified Seller Costs sustained by any Buyer Indemnified Parties, subject to the terms, limitations and conditions of this Article 8. In that event, Seller and Former Stockholders shall not be entitled to contribution or any other payments from the Company for any Buyer Indemnified Costs or Buyer Indemnified Seller Costs that Seller or the Former Stockholders are obligated to pay. In addition, effective as of the Closing, Seller and the Former Stockholders hereby waive and release any and all rights that they may have under this Agreement or any other Transaction Document to assert claims of contribution against the Company; provided, however, that nothing set forth in this Section 8.6(d) shall constitute a waiver or release of Seller or the Former Stockholders' right to enforce the obligations of the Buyer and the Company under Section 5.2

          (e) LIABILITY CAP. Without limiting any of the foregoing provisions of this Section 8.6, the parties hereto agree that Seller and the Former Stockholders shall not be required to indemnify a Buyer Indemnified Party for Buyer Indemnified Representations Costs to the extent, and only to the extent, that the amount of such Buyer Indemnified Representation Costs, when added to the aggregate amount of Buyer Indemnified Representation Costs previously paid by Seller and the Former Stockholders, exceeds, with respect to any Buyer Indemnified Representation Costs for which a written claim for indemnification in accordance with Section 8.3 or 8.4 is given by a Buyer Indemnified Party (a) on or before the first anniversary of the Effective Date, $7,100,000, and (b) after the first anniversary of the Effective Date and prior to June 30, 1999, an amount equal to $6,000,000 minus the First Year Excess Paid Claims Amount; provided, however that in no event shall the Former Stockholders be required to indemnify one or more Buyer Indemnified Parties for Buyer Indemnified Representative Costs to the extent such Buyer Indemnified Representative Costs exceed, in the aggregate, $7,100,000. "First Year Excess Paid Claims Amount" means the excess, if any, of (i) the aggregate amounts of claims for indemnification made prior to the first anniversary of the Effective Date and paid as of the date on which the liability cap is determined pursuant to this Section 8.6(e), over (ii) $1,100,000. Notwithstanding the first sentence of this Section 8.6(e), the liability cap described in this Section 8.6(e) shall not apply to any (i) claims for fraud pursuant to Section 9.2 (which shall have no cap); (ii) claims for amounts not set forth on SCHEDULE 2.4 (which shall have no cap);
(iii) claims for breaches of the representations and warranties contained in
Section 3.1(b) (relating to capital structure), Section 3.4(a) (relating to ownership of Shares), Section 3.1(o) (relating to taxes) and in Section
3.1(n) (relating to environmental matters), which, however, shall have a cap in the aggregate equal to the sum of the Cash Purchase Price plus all amounts paid or payable pursuant to Section 2.8 less all amounts of Buyer Indemnified Costs previously paid.

          (f) MINIMUM CLAIMS. Notwithstanding anything to the contrary stated herein, if any third-party action or direct claim results in any damages, losses, liabilities, charges, penalties, costs and expenses (including court costs and attorney's fees and expenses incurred in investigating and preparing for any litigation or proceeding) all of which with respect to such claim do not in the aggregate exceed $2,000, such damages, losses, liabilities, charges, penalties, costs and expenses shall not be deemed to be Indemnified Representation Costs.

          (g) OTHER INDEMNIFIED COSTS. The provisions of this Section 8.6 shall only be applied to Indemnified Representation Costs and shall not be applicable to any other Indemnified Costs.

     8.7 CLAIMS AGAINST ESCROW. With respect to any claim by a Buyer Indemnified Party against Seller or any Former Stockholder for Buyer Indemnified Costs payable under this Article 8, the Buyer Indemnified Party shall first seek payment only out of the Indemnification Holdback Amount for all amounts due to the Buyer Indemnified Party from Seller or such Former Stockholder with respect to such claim; provided, however, that if the amount held pursuant to the Indemnification Escrow Agreement has been reduced to zero, the Buyer Indemnified Party shall be entitled, subject to the terms and conditions set forth in this Agreement, to seek payment from Seller or such Former Stockholder directly for all amounts remaining due or thereafter becoming due to the Buyer Indemnified Party from such Seller or Former Stockholder under this Article 8 (but, with respect to Buyer Indemnified Representation Costs, subject to the limitations set forth in Section 8.6(e)) and for claims contemplated in Section 9.2.

     8.8 INSTRUCTIONS TO ESCROW AGENT. The Seller Representative hereby covenants and agrees that at any time Seller or the Former Stockholders are obligated to indemnify a Buyer Indemnified Party for Buyer Indemnified Costs under this Article 8 and such Buyer Indemnified Costs are to be paid pursuant to the terms of the Indemnification Escrow Agreement, if requested by Buyer, the Seller Representative will promptly (but in no event later than one Business Day following receipt of Buyer's request) execute and deliver to the Escrow Agent written instructions to release to the Buyer Indemnified Party such portion of the Indemnification

Holdback Amount as is necessary to indemnify the Buyer Indemnified Party for such Buyer Indemnified Costs.

     8.9 INSURANCE. The Company or Buyer, as the case may be, will use reasonable efforts to pursue, or appoint the Seller Representative to act as its agent to pursue, remedies under any insurance policy for the benefit of Buyer or the Company for Buyer Indemnified Costs.

     8.10 TAX INDEMNIFICATION. (a) If an Indemnified Party receives a tax savings by reason of having incurred an Indemnified Cost for which such Indemnified Party shall have received a payment (an "Indemnity Payment") from an Indemnifying Party in reimbursement for such Indemnified Cost, then such Indemnified Party shall pay to such Indemnifying Party an amount equal to the amount of such tax savings. For the purposes of this Section 8.10, an Indemnified Party shall be deemed to have received a tax savings with respect to an Indemnified Cost if, upon the filing of a Federal, state or local income tax return for a taxable year ending on or after the Effective Date (the "Indemnity Return"), an amount attributable to an Indemnified Cost (the "Indemnified Cost Deduction") is deductible by the Indemnified Party or any affiliated, consolidated, combined, unitary or similar group of which the Indemnified Party is or was a member for any taxable period, and an amount attributable to the Indemnity Payment is not includible in gross income by the Indemnified Party or such other person. If the Indemnity Payment is includible in gross income by the Indemnified Party or if the Indemnifying Party claims as a deductible expense or loss an amount attributable to the Indemnity Payment, the Indemnified Party shall be deemed to have not received a tax savings with respect to an Indemnified Cost. To the extent there is substantial authority for such position, the parties agree that any Indemnity Payment shall be deemed an adjustment to the Purchase Price and will not be includable in gross income of the Indemnified Party. Buyer, Seller and the Former Stockholders shall act in good faith to coordinate their tax return filing positions with respect to Indemnity Payments for the periods that include an Indemnity Payment.

          (b) In the event that an Indemnified Party is deemed under Section 8.10(a) to receive a tax savings by reason of an Indemnified Cost, such Indemnified Party shall pay the Indemnifying Party, within thirty (30) days after the filing of an Indemnity Return, a sum equal to the product obtained when the Indemnified Cost Deduction is multiplied by the highest marginal corporate combined federal, state or local income tax rate (limited to the jurisdiction in which an Indemnified Cost Deduction is available) applicable to corporations taxable under Subchapter C of the Code on the date the Indemnity Return is filed (the "Indemnification Tax Savings Amount").

          (c) In the event that an Indemnified Party may receive a tax savings by reason of an Indemnified Cost, such Indemnified Party shall adopt in good faith a reasonable tax return filing position so as to report the Indemnified Cost Deduction on such returns. The Indemnified Party shall have the sole responsibility for the preparation of its tax returns and reporting thereon such Indemnified Cost Deduction.

          (d) There shall be an adjustment to any Indemnification Tax Savings Amount calculated under Section 8.10(a) hereof in the event of an audit or other proceeding which results in a Final Determination that increases or decreases the amount of the Indemnified Cost Deduction reported on the Indemnity Tax Return by the Indemnified Party. The Indemnified Party shall promptly inform the Indemnifying Party of any such audit or proceeding and shall attempt in good faith to sustain the tax savings at issue. Upon receiving a written notice of a Final Determination in respect of an Indemnified Cost Deduction, the Indemnified Party shall redetermine the Indemnification Tax Savings Amount attributable to the Indemnified Cost Deduction under the tax savings calculation of Section 8.10(b), taking into account the Final Determination (the "Restated Indemnification Tax Savings Amount"). If the Restated Indemnification Tax Savings Amount is greater than the Indemnification Tax Savings Amount, the Indemnified Party shall pay the Indemnifying Party a sum equal to the difference between such amounts within thirty (30) days after receiving written notice of the Final Determination. If the Restated Indemnification Tax Savings Amount is less than the Indemnification Tax Savings Amount, the Indemnifying Party shall pay the Indemnified Party, within thirty (30) days of receiving written notice from the Indemnified Party of the Final Determination, an amount equal to the sum of (i) the difference between such amounts, plus (ii) any interest and penalties assessed against the Indemnified Party by a tax authority which is attributable to any tax assessed as a result of a reduction in the Indemnified Cost Deduction effected by the Final Determination.

                                   ARTICLE 9

                               GENERAL PROVISIONS

     9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, each of the representations and warranties made in this Agreement or any other Transaction Document shall survive the Closing. The representations and warranties set forth in this Agreement shall terminate on June 30, 1999, except that this limitation shall not apply to (i) claims for amounts not set forth on SCHEDULE 2.4, which shall survive indefinitely; (ii) claims for breaches of the representations and warranties contained in Section 3.1(b) (relating to capital structure) and Section 3.4(a) (relating to ownership of the Shares), which representations and warranties shall survive indefinitely;
(iii) claims for breaches of representations and warranties contained in
Section 3.1(o) (relating to taxes), which representations and warranties shall survive until the expiration of the applicable statute of limitations; or (iv) claims for breaches of the representations and warranties contained in Section 3.1(n) (relating to environmental matters), which representations and warranties shall survive until the fifth anniversary of the Effective Date. Following the date of termination of a representation or warranty, no claim can be brought with respect to a breach of such representation or warranty, but no such termination shall affect any claim for a breach of a representation or warranty that was asserted in writing pursuant to Section
8.3 or Section 8.4 hereof before the date of termination. To the extent that such are performable after the Closing and unless otherwise explicitly set forth in this Agreement, each of the covenants and agreements contained in this Agreement and each other Transaction Document shall survive the Closing indefinitely.

     9.2 NO WAIVER RELATING TO CLAIMS FOR FRAUD. The liability of any party under Article 8 shall be in addition to, and not exclusive of, any other liability that such party may have at law or equity based on such party's fraudulent acts or omissions. None of the provisions set forth in this Agreement, including but not limited to the provisions set forth in Sections 8.6, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or equity based on any other party's fraudulent acts or omissions, nor shall any such provisions limit, or be deemed to limit, (a) the amounts of recovery sought or awarded in any such claim for fraud or (b) the time period during which a claim for fraud may be brought; provided, that with respect to such rights and remedies at law or equity, the parties further acknowledge and agree that none of the provisions of this Section 9.2, nor any reference to this Section 9.2 throughout this Agreement, shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, including but not limited to, defenses of statutes of limitations or limitations of damages. Notwithstanding the foregoing, except with respect to fraudulent acts or omissions committed by or with the Knowledge of either of the Former Stockholders or Robert Ruth, any claim by Buyer for fraudulent acts or omissions must be made on or before June 30, 1999, and the liability of the Former Stockholders shall be limited in accordance with the first sentence of
Section 8.6(e).

     9.3 AMENDMENT AND MODIFICATION. This Agreement may not be amended except by an instrument in writing signed by each of the Buyer, the Company, Seller and the Former Stockholders.

     9.4 WAIVER OF COMPLIANCE. Any failure of Buyer on the one hand, or the Company, Seller or a Former Stockholder, on the other hand, to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

     9.5 SPECIFIC PERFORMANCE. The parties recognize that in the event Buyer, the Company, Seller or a Former Stockholder should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. Each party hereto shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, each party hereby waives the defense that there is an adequate remedy at law.

     9.6 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

     9.7 EXPENSES AND OBLIGATIONS. Except as otherwise expressly provided in this Agreement or as provided by law, if the Closing does not occur, all costs and expenses incurred by the parties hereto in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the party which has incurred such expenses. If the Closing does occur, then, except as so provided in this Agreement, all costs and expenses incurred by the Company, Seller, the Former Stockholders and Buyer in connection with such consummation shall be borne solely and entirely by the Company, Seller, the Former Stockholders and Buyer, respectively. Notwithstanding the foregoing, (a) the fees payable to the Escrow Agent shall be borne as provided in the Escrow Agreements, (b) the Company Transaction Costs (including the brokerage fee payable to J.P. Morgan Securities Inc.) shall be paid by the Seller and the Former Stockholders as described in
Section 2.4 and (c) all sales, documentary or stamp taxes arising out of the transactions contemplated by this Agreement shall be paid one-half by Buyer and one-half by the Seller and the Former Stockholders; provided, however, that, in the event of a dispute between the parties in connection with this Agreement and the transactions contemplated hereby, each of the parties hereto hereby agrees that the prevailing party shall be entitled to reimbursement by the other party of reasonable legal fees and expenses incurred in connection with any action or proceeding.

     9.8 PARTIES IN INTEREST. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto and their successors and assigns, and nothing in this Agreement, except as set forth below, express or implied, is intended to confer upon any other person (other than the Indemnified Parties as provided in Article 8) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     9.9 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  If to Buyer, to:
               Trammell Crow Company
               2001 Ross Avenue, Suite 3400
               Dallas, TX  75201
               Attention:  General Counsel
               Facsimile: (214) 863-3125
               Telephone: (214) 863-3000

               with copies to:

               Trammell Crow Company
               5801 S. Eastern Avenue
               Los Angeles, CA

               Attention:  Area President
               Facsimile: (213) 726-7705
               Telephone: (213) 955-6611

               Vinson & Elkins LLP
               2001 Ross Avenue, Suite 3700
               Dallas, TX  75201
               Attention:  J. Christopher Kirk
               Facsimile: (214) 220-7716
               Telephone: (214) 220-7700

          (b)  If to the Company, to:

               Tooley & Company, Inc.
               11150 Santa Monica Blvd., #200
               Los Angeles, CA  90025
               Attention:  William L. Tooley
               Facsimile:  (310) 473-4936
               Telephone: (310) 473-9505

               with copies to:

               Allen, Matkins, Leck, Gamble & Mallory LLP
               515 South Figueroa Street, 7th Floor
               Los Angeles, CA  90071
               Attention:  Brian Leck
               Facsimile:  (213) 620-8816
               Telephone:  (213) 955-5532

          (c)  If to the Former Stockholders, to:

               William L. Tooley
               16878 West Sunset Blvd.
               Pacific Palisades, CA  90272
               Facsimile:  (310) 230-1697
               Telephone:  (310) 230-0770

               with copies to:

               Allen, Matkins, Leck, Gamble & Mallory LLP
               515 South Figueroa Street, 7th Floor
               Los Angeles, CA  90071
               Attention:  Brian Leck
               Facsimile:  (213) 620-8816
               Telephone:  (213) 955-5532

               Craig Ruth
               5 Outrider Road
               Rolling Hills, CA  90274
               Facsimile:  (310) 541-7205
               Telephone:  (310) 541-4144

               with copies to:

               Allen, Matkins, Leck, Gamble & Mallory LLP
               515 South Figueroa Street, 7th Floor
               Los Angeles, CA  90071
               Attention:  Brian Leck
               Facsimile:  (213) 620-8816
               Telephone:  (213) 955-5532

          (d)  If to Seller, to:

               BCB Holdings, LLC
               c/o Tooley & Co., Inc.
               11150 Santa Monica Blvd., #200
               Los Angeles, CA  90025
               Attention:  William L. Tooley
               Facsimile:  (310) 473-4936
               Telephone:  (310) 473-9505

               with copies to:

               Allen, Matkins, Leck, Gamble & Mallory LLP
               515 South Figueroa Street, 7th Floor
               Los Angeles, CA  90071
               Attention:  Brian Leck
               Facsimile:  (213) 620-8816
               Telephone:  (213) 955-5532

     Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if telecopied, three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and one Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.

     9.10 COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.11 ENTIRE AGREEMENT. This Agreement (which term shall be deemed to include the Exhibits and Schedules and the other certificates, documents and instruments delivered hereunder) constitutes the entire agreement of the parties hereto and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations or warranties, agreements, or covenants other than those expressly set forth in this Agreement.

     9.12 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PROVISIONS.

     9.13 PUBLIC ANNOUNCEMENTS. The Company, Seller and the Former Stockholders, on the one hand, and Buyer, on the other, shall not issue any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other, except for statements required by law or by any listing agreements with any national securities exchange or the National Association of Securities Dealers, Inc., or made in disclosures filed pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934, in which case such party shall use its best efforts to give the other parties at least two days prior written notice and, if circumstances permit, give the other party the opportunity to comment thereon.

     9.14 ASSIGNMENT. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided, however, that upon notice to Seller and the Former Stockholders and without releasing Buyer from any of its obligations or liabilities hereunder, (a) Buyer may assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate thereof and (b) nothing in this Agreement shall limit Buyer's ability to make a collateral assignment of its rights under this Agreement to any institutional lender that provides funds to Buyer or Buyer's designee without the consent of Seller, the Former Stockholders or the Company. The Company, Seller and the Former Stockholders shall execute an acknowledgment of such collateral assignments in such forms as Buyer's lenders may from time to time reasonably request; provided, however, that unless written notice is given to the Company, Seller and the Former Stockholders that any such collateral assignment has been foreclosed upon, the Company, Seller and the Former Stockholders shall be entitled to deal exclusively with Buyer as to any matters arising under this Agreement or any of the other agreements delivered pursuant hereto. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on Buyer's assigns. Any attempted assignment in violation of this Section 9.14 shall be null and void.

     9.15 HEADINGS. The headings of this Agreement are for convenience of reference only and are not part of the substance of this Agreement.

                 [Remainder of page intentionally left blank]

               [SIGNATURE PAGE TO THE STOCK PURCHASE AGREEMENT]

     IN WITNESS WHEREOF, the Company, the Former Stockholders, Seller and Buyer have caused this Agreement to be signed, all as of the date first written above.

                              THE COMPANY:

                              TOOLEY & COMPANY, INC.

                              By:   /s/ Craig Ruth
                                  ------------------------------------
                              Name:     Craig Ruth
                                    ----------------------------------
                              Title:    President
                                     ---------------------------------


                              FORMER STOCKHOLDERS:

                              /s/  William L. Tooley
                              ----------------------------------------
                              William L. Tooley


                              /s/  Craig Ruth
                              ----------------------------------------
                              Craig Ruth


                              BUYER:

                              TRAMMELL CROW COMPANY

                              By:   /s/ Asuka Nakaraha
                                  ------------------------------------
                              Name:     Asuka Nakaraha
                                    ----------------------------------
                              Title:    Executive Vice President
                                     ---------------------------------

          [SIGNATURE PAGE TO THE STOCK PURCHASE AGREEMENT]

                              SELLER:

                              BCB HOLDINGS, LLC

                              By:   /s/ William L. Tooley
                                  ------------------------------------
                              Name:     William L. Tooley
                                    ----------------------------------
                              Title:    Member
                                     ---------------------------------















                                      S-2